Exhibit 10.1

Execution Version

CREDIT AND SECURITY AGREEMENT

by and among

INTEGRATED ELECTRICAL SERVICES, INC.

IES COMMERCIAL & INDUSTRIAL, LLC

IES COMMERCIAL, INC.

IES MANAGEMENT, LP

IES MANAGEMENT ROO, LP

IES PURCHASING & MATERIALS, INC.

IES RESIDENTIAL, INC.

INTEGRATED ELECTRICAL FINANCE, INC.

as Borrowers,

and

IES CONSOLIDATION, LLC

IES PROPERTIES, INC.

IES SHARED SERVICES, INC.

IES TANGIBLE PROPERTIES, INC.

KEY ELECTRICAL SUPPLY, INC.

IES OPERATIONS GROUP, INC.

ICS HOLDINGS LLC

as Guarantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

Dated as of August 9, 2012

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	6.12	Collateral Covenants	18
	6.13	Material Contracts	22
	6.14	Location of Inventory, Equipment and Books	22
	6.15	Further Assurances	22
	6.16	Formation of Subsidiaries	23
	6.17	Extension or Refinance of Tontine Subordinated Debt Scheduled Maturity	24

7.	NEGATIVE COVENANTS		24
	7.1	Indebtedness	24
	7.2	Liens	24
	7.3	Restrictions on Fundamental Changes	24
	7.4	Disposal of Assets	24
	7.5	Change Name	24
	7.6	Nature of Business	25
	7.7	Prepayments and Amendments	25
	7.8	Change of Control	25
	7.9	Restricted Junior Payments	25
	7.10	Accounting Methods	26
	7.11	Investments; Controlled Investments	26
	7.12	Transactions with Affiliates	26
	7.13	Use of Proceeds	26
	7.14	Limitation on Issuance of Stock	27
	7.15	Consignments	27
	7.16	Inventory and Equipment with Bailees	27
	7.17	Use of Proceeds in Connection with Bonded Contracts	27
	7.18	Surety Bonds	27

8.	FINANCIAL COVENANTS		27

9.	EVENTS OF DEFAULT		28

10.	RIGHTS AND REMEDIES		30
	10.1	Rights and Remedies	30
	10.2	Additional Rights and Remedies	31
	10.3	Disposition of Pledged Interests by Lender	32
	10.4	Voting and Other Rights in Respect of Pledged Interests	33
	10.5	Lender Appointed Attorney in Fact	33
	10.6	Remedies Cumulative	34
	10.7	Crediting of Payments and Proceeds	34
	10.8	Marshaling	34
	10.9	License	34

11.	WAIVERS; INDEMNIFICATION		35
	11.1	Demand; Protest; etc.	35
	11.2	The Lender’s Liability for Collateral	35
	11.3	Indemnification	35

12.	NOTICES		36

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		37

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14.	ASSIGNMENTS; SUCCESSORS		38

15.	AMENDMENTS; WAIVERS		38

16.	TAXES		38

17.	GENERAL PROVISIONS		39
	17.1	Effectiveness	39
	17.2	Section Headings	39
	17.3	Interpretation	39
	17.4	Severability of Provisions	39
	17.5	Debtor-Creditor Relationship	39
	17.6	Counterparts; Electronic Execution	39
	17.7	Revival and Reinstatement of Obligations	39
	17.8	Confidentiality	40
	17.9	Lender Expenses	40
	17.10	Setoff	41
	17.11	Survival	41
	17.12	Patriot Act	41
	17.13	Integration	41
	17.14	Bank Product Providers	41
	17.15	Non-Applicability of Chapter 346	42
	17.16	Waiver of Rights under Texas Deceptive Trade Practices Act	42

EXHIBITS AND SCHEDULES

Schedule 1.1	Definitions
Schedule 2.12	Fees
Schedule 6.1	Financial Statement, Reports, Certificates
Schedule 6.2	Collateral Reporting

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Conditions Subsequent
Exhibit D	Representations and Warranties
Exhibit E	Information Certificate
Exhibit F	Pledged Interest Addendum
Schedule A-1	Collection Account
Schedule A-2	Authorized Person
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens

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CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of August 9, 2012, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation; IES COMMERCIAL & INDUSTRIAL, LLC, a Delaware limited liability company; IES COMMERCIAL, INC., a Delaware corporation; IES MANAGEMENT, LP, a Texas limited partnership; IES MANAGEMENT ROO, LP, a Texas limited partnership; IES PURCHASING & MATERIALS, INC., a Delaware corporation; IES RESIDENTIAL, INC., a Delaware corporation; INTEGRATED ELECTRICAL FINANCE, INC., a Delaware corporation; (each, individually a “Borrower”, and collectively, the “Borrowers”), IES CONSOLIDATION, LLC, a Delaware limited liability company; IES PROPERTIES, INC., a Delaware corporation; IES SHARED SERVICES, INC., a Delaware corporation; IES TANGIBLE PROPERTIES, INC., a Delaware corporation; KEY ELECTRICAL SUPPLY, INC., a Texas corporation; IES OPERATIONS GROUP, INC., a Delaware corporation and ICS HOLDINGS LLC, an Arizona limited liability company (each, individually a (“Guarantor”), and collectively, the “Guarantors”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1. Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction are set forth in Schedule 1.1.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loan Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and

(ii) the Borrowing Base at such time less the Letter of Credit Usage, other than Letter of Credit Usage in respect of Cash Collateralized Letters of Credit, at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date. Lender has no obligation to make an Advance at any time following the occurrence and during the continuance of a Default or an Event of Default.

(c) If at any time the Maximum Revolver Amount is less than the amount of the Borrowing Base, the amount of Advances available under Section 2.1(a) above shall be reduced by any Reserves established by Lender with respect to amounts that may be payable by any Borrower to third parties. Lender agrees it shall use reasonable efforts to promptly notify Borrowers upon establishing any new Reserves; provided, however, Lender’s failure to do so shall not impact the amount of Advances available hereunder or impose any liability upon Lender whatsoever.

2.2 [Reserved].

2.3 Borrowing Procedures.

(a) Procedure for Borrowing. Provided Lender has not separately agreed that Borrowers may use the Loan Management Service, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender. Such written request must be received by Lender no later than 1:00 p.m. (Eastern time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. Lender is authorized to make the Advances, and to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.

(b) Making of Loans. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such amount to the Designated Account; provided, however, that, Lender shall not have the obligation to make any Advance if (1) one (1) or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by Lender, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(c) Loan Management Service. If Lender has separately agreed that Borrowers may use the Loan Management Service, Borrowers shall not request and Lender shall no longer honor a request for an Advance made in accordance with Section 2.3(a) and all Advances will instead be initiated by Lender and credited to the Designated Account as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to Availability as provided in Section 2.1. If Lender terminates Borrowers’ access to the Loan Management Service, Borrowers may continue to request Advances as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement. Lender shall have no obligation to make an Advance through the Loan Management Service after the occurrence and during the continuance of a Default or an Event of Default, or in an amount in excess of Availability, and may terminate the Loan Management Service at any time in its sole discretion.

(d) Protective Advances. Lender may make an Advance for any reason at any time in its Permitted Discretion, without Borrowers’ compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrowers under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such Advance, a “Protective Advance”). Lender agrees it shall use reasonable efforts to promptly notify Borrowers upon making any Protective Advance (other than during the continuance of an Event of Default); provided, however, Lender’s failure to do so shall not impact Borrowers’ obligation to repay such Protective Advance or otherwise impose any liability upon Lender whatsoever.

2.4 Payments; Prepayments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made as directed by Lender or as otherwise specified in the applicable Cash Management Documents.

(b) Payments by Account Debtors. From and after the date on which (i) an Event of Default has occurred or (ii) Borrowers’ Liquidity is at any time less than $10,000,000 as set forth on the monthly calculation delivered to Lender pursuant to Section 6.1 of the Agreement (a “Springing Lockbox Event”), Borrowers shall, unless otherwise notified by Lender in writing, instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce the outstanding Advances. If any Borrower receives a payment of the Proceeds of Collateral directly (whether before or after the occurrence of a Springing Lockbox Event), such Borrower will promptly deposit the payment or Proceeds into the Collection Account. Until so deposited, such Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property.

(c) Crediting Payments. For purposes of calculating Availability and the accrual of interest on outstanding Obligations, unless otherwise provided in the applicable Cash Management Documents or as otherwise agreed between Borrowers and Lender, each payment shall be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender provided such payment is received in accordance with Lender’s usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and that portion of Borrowers’ outstanding Obligations corresponding to the amount of such dishonored payment item shall be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Advances resulting from the application of such payment to the outstanding Advances shall be accompanied by an equal reduction in the amount of outstanding Accounts.

(d) Application of Payments. All Collections and all Proceeds of Collateral received by Lender shall be applied to reduce the outstanding Obligations in the following manner: (i) so long as no Event of Default has occurred and is continuing and no Advances are outstanding, as requested by Borrower, and (ii) otherwise as Lender shall determine in its discretion. For the avoidance of doubt, to the extent Borrower does not designate its preferred application of Collection and Proceeds in writing to Lender under clause (i) above, Lender shall apply such Collections and Proceeds in such manner as determined in its sole discretion. After payment in full in cash of all Obligations, any remaining balance shall be transferred to the Designated Account or otherwise to such other Person entitled thereto under applicable law.

(e) [Reserved].

(f) Mandatory Prepayments. If, at any time, (i) the Revolver Usage exceeds (A) the Borrowing Base or (B) the Maximum Revolver Amount, less Reserves (in accordance with Section 2.1(c)) at such time or (ii) (A) the Revolver Usage on such date exceeds (B) the Maximum Credit, less Reserves (in accordance with Section 2.1(c)) at such time (such excess amount described in clauses (i) and (ii) being referred to as the “Overadvance Amount”), then Borrowers shall immediately upon demand prepay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of the outstanding revolving loans is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrowers shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage sufficient to eliminate the Overadvance Amount. Lender shall not be obligated to provide any Advances during any period that an Overadvance Amount is outstanding.

2.5 Clearance Charge. Collections received by Lender shall be applied as provided in Sections 2.4(c) and (d), but the Obligations paid with such Collections shall continue to accrue interest at the rate then applicable to Advances as provided under Section 2.6 through the end of the first Business Day following the Business Day that such Collections were applied to the Obligations. This one (1) Business Day clearance charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.5 shall accrue exclusively to Lender.

2.6 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(b), the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate plus the Interest Rate Margin.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date,

(i) the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to three (3) percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.12 shall be increased by three (3) percentage points above the per annum rate otherwise applicable hereunder.

(c) Payment. Except to the extent provided to the contrary in Section 2.12, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Expenses shall be due and payable, in arrears, on the first day of each month. Each Borrower hereby authorizes Lender, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), all Lender Expenses (as and when accrued or incurred), and all fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to any Bank Product Provider in respect of Bank Products) to the Loan Account, which amounts shall thereupon constitute Advances hereunder and, shall accrue interest at the rate then applicable to Advances. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Interest Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Interest Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Interest Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law (including, without limitation, the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code (Vernon’s Texas Code Annotated), as amended from time to time, unless preempted by federal law), then, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Designated Account. Borrowers agree to establish and maintain one or more Designated Accounts, each in the name of a single Borrower, for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Lender hereunder. Unless otherwise agreed by Lender and Borrowers, any Advance requested by Borrowers and made by Lender hereunder shall be made to the applicable Designated Account.

2.8 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which will be recorded all Advances made by Lender to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Lender for Borrowers’ account, and all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.4 and Section 2.5, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers’ account. All monthly statements delivered by Lender to the Borrowers regarding the Loan Account, including with respect to principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, shall be subject to subsequent adjustment by Lender but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.9 Maturity Termination Dates. Lender’s obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (i) August 9, 2015 (the “Maturity Date”) or (ii) the date Borrowers terminate the Revolving Credit Facility, or (iii) the date the Revolving Credit Facility terminates pursuant to Sections 10.1 and 10.2 following an Event of Default (the earliest of these dates, the “Termination Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Each Borrower jointly and severally promises to pay the Obligations (including principal, interest, fees, costs, and expenses, including Lender Expenses) in full on the Termination Date (other than the Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement).

2.10 Effect of Maturity. On the Termination Date, all obligations of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations which shall be terminated in accordance with the applicable Hedge Agreement) shall immediately become due and payable without notice or demand and Borrowers shall immediately repay all of the Obligations in full. No termination of the obligations of Lender (other than cash payment in full of the Obligations and termination of the obligations of Lender to provide additional credit hereunder) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full in cash and Lender’s obligations to provide additional credit hereunder shall have been terminated. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Lender shall, at Borrowers’ expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral, upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations and completed performance by Borrowers with respect to their other obligations under this Agreement (including Letter of Credit Collateralization with respect to all outstanding Letter of Credit Usage), (ii) evidence that any obligation of Lender to make Advances to any Borrower or provide any further credit to any Borrower has been terminated, (iii) a general release of all claims against Lender and its Affiliates by each Borrower and each Loan Party relating to Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by each Borrower, each Guarantor, and any new lender to any Borrower to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. With respect to any outstanding Hedge Obligations which are not so paid in full, the Bank Product Provider may require Borrowers to cash collateralize the then existing Hedge Obligations in an amount acceptable to Lender prior to releasing or terminating any filings or other agreements that perfect the Lender’s Liens in the Collateral.

2.11 Termination or Reduction by Borrowers.

(a) Borrowers may terminate the Credit Facility or reduce the Maximum Revolver Amount at any time prior to the Maturity Date, if they (i) deliver a notice to Lender of their intentions at least ten (10) days prior to the proposed action, (ii) pay to Lender the applicable termination fee or reduction fee set forth in Schedule 2.12, and (iii) pay the Obligations (other than the outstanding Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement) in full or down to the reduced Maximum Revolver Amount. Any reduction in the Maximum Revolver Amount shall be in multiples of $100,000, with such minimum reduction of at least $1,000,000, provided that the aggregate amount of partial reductions in the Maximum Revolver Amount may not exceed $5,000,000. Each such termination or reduction shall be irrevocable. Once reduced, the Maximum Revolver Amount may not be increased.

(b) The applicable termination fee or reduction fee set forth in Schedule 2.12 shall be presumed to be the amount of damages sustained by Lender as a result of an early termination, reduction or prepayment, as applicable and each Borrower agrees that it is reasonable under the circumstances currently existing (including the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Lender hereunder). In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 9.4 and 9.5 hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral during an Insolvency Proceeding. The early termination fee or reduction fee provided for in Schedule 2.12 shall be deemed included in the Obligations.

2.12 Fees. Borrowers shall pay to Lender the fees set forth on Schedule 2.12 attached hereto.

2.13 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of a Borrower made in accordance herewith, Lender agrees to issue a requested Letter of Credit for the account of such Borrower. By submitting a request to Lender for the issuance of a Letter of Credit, such Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Lender, and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, (E) evidence that such Letter of Credit will be a Cash Collateralized Letter of Credit, with such supporting information regarding the arrangements therefor as Lender may request, and (F) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit Agreements as Lender may request or require, to the extent that such requests or requirements are consistent with the Letter of Credit Agreements that Lender generally requests for Letters of Credit in similar circumstances.

(b) Lender shall have no obligation to issue, amend, renew or extend a Letter of Credit if, after giving effect to the requested issuance, amendment, renewal, or extension:

(i) Such Letter of Credit will not constitute a Cash Collateralized Letter of Credit, or

(ii) the Letter of Credit Usage would exceed the lesser of the Maximum Revolver Amount less the outstanding amount of Advances, less Reserves (in accordance with Section 2.1(c) at such time.

(c) Lender shall have no obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.

(d) Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Maturity Date. If Lender makes a payment under a Letter of Credit, Borrowers shall pay the Lender an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4 or this Section 2.13) and, initially, shall bear interest at the rate then applicable to Advances. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay Lender such resulting Advance.

(e) Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees and expenses incurred by Lender arising out of or in connection with any Letter of Credit; provided, that Borrowers shall not be obligated hereunder to indemnify Lender for any damage, loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Lender.

(f) Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither Lender nor any correspondent, participant or assignee of Lender shall be liable to any Loan Party for any of the following absent gross negligence or willful misconduct: (i) any action taken or omitted; (ii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Agreement. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. Neither Lender nor any correspondent, participant or assignee of Lender shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.13(g) or for any action, neglect or omission under or in connection with any Letter of Credit or Letter of Credit Agreement, including in connection with the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, the honoring or dishonoring of any demand under any Letter of Credit, or the following of any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Borrowers. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Lender may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Lender shall not be responsible for the wording of any Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Lender may provide to Borrowers with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Letter of Credit, and each Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Lender or any representation or warranty by Lender that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, Lender may, as it deems appropriate, use in any Letter of Credit any portion of the language prepared by any Borrower and contained in the Letter of Credit Agreements relative to drawings under such Letter of Credit. Each Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(g) The obligation of each Borrower to reimburse Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any of its Subsidiaries or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

(iv) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, any Borrower, any of its Subsidiaries, or any other Loan Party, or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

(h) Each Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time, of Lender relating to Letters of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment, or cancellation of any Letter of Credit), shall be Lender Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Lender.

(i) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Lender any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.13(i) for any such amounts incurred more than one hundred and eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.13(i), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(j) Unless otherwise expressly agreed by Lender and Borrowers, when a Letter of Credit is issued, (i) the rules of ISP98 shall apply to each standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Letter of Credit.

(k) In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Letter of Credit Agreement, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.

2.14 Illegality; Impracticability; Increased Costs. In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based upon Daily Three Month LIBOR, (ii) Lender determines that by reasons affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Borrowers and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Interest Rate Margin, and (ii) Borrowers shall not be entitled to elect Daily Three Month LIBOR until Lender determines that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

2.15 Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for lenders, banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, including those changes resulting from the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted or issued, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s loan commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrowers thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement of the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than one hundred and eighty (180) days prior to the date that Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16 Extent of Each Borrower’s Liability, Contribution.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

(b) Contribution. Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the

Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(c) No Limitation on Liability. Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.

2.17 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances, Letters of Credit and other extensions of credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) Lender’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to Lender under this Section 2.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.

3. SECURITY INTEREST.

3.1 Grant of Security Interest. Each Loan Party hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Loan Party’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Following request by Lender, each Loan Party shall grant Lender a Lien and security interest in all Commercial Tort Claims that it may have against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by any Loan Party to Lender or any other Bank Product Provider, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Borrower due to the existence of such Insolvency Proceeding.

3.2 Borrowers Remain Liable. Anything herein to the contrary notwithstanding, (a) each Loan Party shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur, except as otherwise provided in this Agreement or any other Loan Document, the Loan Parties shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the Loan Parties until (i) the occurrence and continuance of an Event of Default and (ii) Lender has notified Loan Parties of Lender’s election to exercise such rights with respect to the Pledged Interests pursuant to Sections 10.3 and/or 10.4.

3.3 Assignment of Insurance. As additional security for the Obligations, each Loan Party hereby assigns to Lender for the benefit of Lender and each Bank Product Provider all rights of such Loan Party under every policy of insurance covering the Collateral and all other assets and property of each Loan Party (including, without limitation business interruption insurance and proceeds thereof) and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and each Loan Party hereby directs the issuer of each policy to pay all such monies directly and solely to Lender. At any time, (i) upon the occurrence and during the continuance of a Default or an Event of Default, or (ii) otherwise upon Lender’s request, Lender may (but need not), in Lender’s or any Loan Party’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Lender, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, in each case, in excess of $250,000, shall be paid to Lender and, as determined by Lender in its sole discretion, either be applied to prepayment of the Obligations or disbursed to Loan Parties under payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations of the affected Collateral which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

3.4 Financing Statements. Each Loan Party authorizes Lender to file financing statements describing Collateral to perfect Lender’s and each Bank Product Provider’s Security Interest in the Collateral, and Lender may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by such Loan Party and are hereby ratified.

4. CONDITIONS.

4.1 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Exhibit B. The parties acknowledge and agree that as of the Closing Date certain of such conditions (including items (vi) and (vii) of Exhibit B) have not been satisfied and that Lender has no obligation to make any Advances (or to extend any other credit hereunder) until such conditions are satisfied in Lender’s sole and absolute discretion.

4.2 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of each Borrower and each other Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

Any request for an extension of credit shall be deemed to be a representation by each Borrower and each other Loan Party that the statements set forth in this Section 4.2 are correct as of the time of such request and if such extension of credit is a request for an Advance or a Letter of Credit, sufficient Availability exists for such Advance or Letter of Credit pursuant to Section 2.1(a) and Section 2.13.

4.3 Conditions Subsequent. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Exhibit C (the failure by any Borrower or any other Loan Party to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

5. REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each Borrower and each other Loan Party makes the representations and warranties to Lender set forth on Exhibit D. Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or other extension of credit made thereafter, as though made on and as of the date of such Advance or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

6. AFFIRMATIVE COVENANTS.

Each Borrower and each other Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, each Borrower and each other Loan Party shall and shall cause each of their respective Subsidiaries to comply with each of the following:

6.1 Financial Statements, Reports, Certificates. Deliver to Lender copies of each of the financial statements, reports, and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, each Borrower agrees that no Subsidiary of a Borrower will have a fiscal year different from that of Borrowers. Each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of such Loan Party and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications following prior notice to Lender.

6.2 Collateral Reporting. Provide Lender with each of the reports set forth on Schedule 6.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

6.3 Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s senior management shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lender; provided that Borrowers deliver at least ten (10) days prior written notice to Lender of the election of such Loan Party or such Subsidiary not to preserve any such right or franchise, license or permit.

6.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

6.5 Taxes.

(a) Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax.

(b) Make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party and its Subsidiaries have made such payments or deposits.

6.6 Insurance. At Borrowers’ expense, maintain insurance with respect to the assets of each Loan Party and each of its Subsidiaries wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain, with respect to each Loan Party and each of its Subsidiaries, business interruption insurance, general liability insurance, flood insurance for Collateral located in a flood plain, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Lender in its Permitted Discretion and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Lender. All property insurance policies covering the Collateral are to be made payable to Lender for the benefit of Lender, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement acceptable to Lender in its Permitted Discretion and are to contain such other provisions as Lender may reasonably require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. Such evidence of property and general liability insurance shall be delivered to Lender, with the lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of Lender and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If Borrowers fail to maintain such insurance, Lender may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Lender prompt notice of any loss exceeding $100,000 covered by their casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed to by Lender in its sole discretion, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.7 Inspections, Exams, Audits and Appraisals. Permit Lender and each of Lender’s duly authorized representatives to visit any of its properties and inspect any of its assets or books and records, to conduct inspections, exams, audits and appraisals of the Collateral, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers. Borrower shall reimburse Lender in connection with such inspections, exams, audits and appraisals in accordance with Section 2.12.

6.8 Account Verification. In the event either (i) any Advances are outstanding, or (ii) a Default or an Event of Default has occurred and is continuing, permit Lender, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise. Further, at the request of Lender, Borrowers shall send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors and other obligors.

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10 Environmental.

(a) Keep any property either owned or operated by any Borrower or any other Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(b) Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests;

(c) Promptly notify Lender of any release of which any Borrower or any other Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(d) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

6.11 Disclosure Updates.

(a) Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof or after the occurrence thereof, whichever is earlier, notify Lender:

(i) if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein, when taken as a whole, not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;

(ii) of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change, provided that, in any event, such notification shall not be later than five (5) days after service of process with respect thereto on any Loan Party or any of its Subsidiaries;

(iii) of (i) any disputes or claims by any Borrower’s customers exceeding $1,000,000, individually or $2,000,000 in the aggregate during any fiscal year; or (ii) Goods returned to or recovered by any Borrower outside of the ordinary course of business, with a fair market value exceeding $1,000,000 individually or $2,000,000;

(iv) of any material loss or damage to any Collateral or any substantial adverse change in the Collateral; or

(v) of a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change.

(vi) (A) with respect to any Account included in the Borrowing Base that would become a Bonded Account upon the issuance of a proposed Surety Bond, at least five (5) days prior to any request by any Loan Party for the issuance of a Surety Bond from any Surety, notice of such Loan Party’s intent to request the issuance of such Surety Bond from such Surety, which notice shall be in form and substance satisfactory to Lender, and in any event shall include, without limitation, (a) the name of the Loan Party requesting such Surety Bond, (b) the project related to such proposed Surety Bond, (c) the name and address of the obligee under such proposed Surety Bond, and (d) a certification by a senior officer of the Parent that (i) the information contained in such notice is true and correct and (ii) no Account included in the Borrowing Base at the time of such notice would become a Bonded Account upon the issuance of such proposed Surety Bond; provided, however, if any Account included in the Borrowing Base at the time of such notice would become a Bonded Account upon the issuance of such proposed Surety Bond, then, in lieu of providing the certification described in clause (d)(ii) above, such senior officer of the Parent may provide an updated Borrowing Base Certificate that reflects the exclusion of such Account from the Borrowing Base and certifies that the sum of all outstanding Advances at the time of such notice does not exceed the Borrowing Base as calculated pursuant to such updated Borrowing Base Certificate and (B) on the last day of each month, notice of all Surety Bonds issued at the request of any Loan Party during the month then ending. Further, with respect to each Surety, Borrowers shall deliver to Lender a fully executed intercreditor agreement, in form and substance satisfactory to Lender in its sole discretion.

(b) Immediately upon obtaining knowledge thereof or after the occurrence thereof, notify Lender of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that such Borrower proposes to take with respect to such Default or Event of Default.

Upon request of Lender, each Loan Party shall deliver to Lender any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.

6.12 Collateral Covenants.

(a) Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $250,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Loan Parties shall promptly (and in any event within two (2) Business Days after receipt thereof), notify Lender thereof, and if and to the extent that perfection or priority of Lender’s Liens is dependent on or enhanced by possession, the applicable Loan Party, promptly (and in any event within two (2) Business Days) after request by Lender, shall execute such other documents and instruments as shall be requested by Lender or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Lender, together with such undated powers (or other relevant document of assignment or transfer acceptable to Lender) endorsed in blank as shall be requested by Lender, and shall do such other acts or things deemed necessary or desirable by Lender to enhance, perfect and protect Lender’s Liens therein.

(b) Chattel Paper.

(i) Promptly (and in any event within two (2) Business Days) after request by Lender, each Loan Party shall take all steps reasonably necessary to grant Lender control of all electronic Chattel Paper of any Loan Party in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $100,000; and

(ii) If any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Lender, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Bank, National Association, as Lender”.

(c) Control Agreements.

(i) Except to the extent otherwise provided by Section 7.11, each Loan Party shall obtain a Control Agreement, from each bank (other than Lender) maintaining a Deposit Account for such Loan Party;

(ii) Except to the extent otherwise provided by Section 7.11, each Loan Party shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party; and

(iii) Except to the extent otherwise provided by Section 7.11, each Loan Party shall cause Lender to obtain “control”, as such term is defined in the Code, with respect to all of such Loan Party’s investment property.

(d) Letter-of-Credit Rights. If the Loan Parties (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $250,000 or more in the aggregate, then the applicable Loan Party or Loan Parties shall promptly (and in any event within five (5) Business Days after becoming a beneficiary), notify Lender thereof and, promptly (and in any event within twenty (20) Business Days) after request by Lender, enter into a tri-party agreement with Lender and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender and directing all payments thereunder to the Collection Account unless otherwise directed by Lender, all in form and substance satisfactory to Lender.

(e) Commercial Tort Claims. If the Loan Parties (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $500,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Loan Party or Loan Parties shall promptly (and in any event within two (2) Business Days of obtaining such Commercial Tort Claim), notify Lender upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within two (2) Business Days) after request by Lender, amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Lender, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claim, which Commercial Tort Claim shall not be subject to any other Liens;

(f) Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $2,000,000, if any Account or Chattel Paper of any Loan Party arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within two (2) Business Days of the creation thereof) notify Lender thereof and, promptly (and in any event within two (2) Business Days) after request by Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to Lender, for the benefit of Lender and each Bank Product Provider, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

(g) Intellectual Property.

(i) Upon the request of Lender, in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to Lender one or more Copyright Security Agreements or Patent and Trademark Security Agreements to further evidence Lender’s Lien on such Loan Party’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Loan Party relating thereto or represented thereby;

(ii) Each Loan Party shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Loan Party’s business, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property, including using commercially reasonable efforts to (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to such Loan Party of Intellectual Property rights created or developed and obligations of confidentiality. No Loan Party shall abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of such Loan Party’s business. Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Loan Party’s or Subsidiary’s business;

(iii) Each Loan Party acknowledges and agrees that Lender shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party. Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that Lender shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Lender may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account;

(iv) Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of such Loan Party’s business. Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties; and

(v) No Loan Party shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Loan Party has used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of such Loan Party thereunder) to Lender (and any transferees of Lender).

(h) Investment Related Property.

(i) Upon the occurrence and during the continuance of an Event of Default, following the request of Lender, all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Loan Party shall be held by such Loan Party in trust for the benefit of Lender segregated from such Loan Party’s other property, and such Loan Party shall deliver it promptly to Lender in the exact form received; and

(ii) Each Loan Party shall cooperate with Lender in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof.

(iii) If any Loan Party shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within two (2) Business Days of acquiring or obtaining such Collateral) deliver to Lender a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(iv) Each Loan Party shall promptly deliver to Lender a copy of each material notice or other material communication received by it in respect of any Pledged Interests;

(v) No Loan Party shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests in each case if the same is prohibited pursuant to the Loan Documents;

(vi) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Loan Party hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Loan Party in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Section 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(i) Controlled Accounts.

(i) Within sixty (60) days following the Closing Date (the “Cash Management Transition Period”), each Loan Party shall establish and maintain at Lender all Cash Management Services, including all deposit accounts (other than the Permitted Petty Cash Account), and to the extent required hereunder or otherwise utilized by Borrowers, lockbox services. Such Cash Management Services maintained by each Loan Party shall be of a type and on terms reasonably satisfactory to Lender;

(ii) Until such time as the Loan Parties have established all of their Cash Management Services with Lender (other than the Permitted Petty Cash Account), during the Cash Management Transition Period each Loan Party shall maintain Cash Management Services of a type and on terms reasonably satisfactory to Lender at Bank of America, N.A. (the “Controlled Account Bank”), and shall take reasonable steps to ensure that all of the Account Debtors of each Loan Party and each of its Subsidiaries forward payment of the amounts owed by them directly to such Controlled Account Bank, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Loan Party or to a Subsidiary of a Loan Party) into a bank account of such Loan Party (each, a “Controlled Account”) at one of the Controlled Account Banks; and

(iii) During the Cash Management Transition Period, each Loan Party shall maintain Control Agreements with the applicable Controlled Account Bank, in form and substance reasonably acceptable to Lender. Each such Control Agreement shall provide, among other things, that (A) the Controlled Account Bank will comply with any instructions originated by Lender directing the disposition of the collected funds in such Controlled Account without further consent by the applicable Loan Party, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) the Controlled Account Bank will forward, by daily standing wire transfer, all amounts in the applicable Controlled Account to the Collection Account or such other account as directed by Lender.

6.13 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 6.1, provide Lender with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate. Borrowers shall maintain all Material Contracts in full force and effect and shall not default in any material respect in the payment or performance of any obligations thereunder.

6.14 Location of Inventory, Equipment and Books. Keep the Inventory and Equipment (other than vehicles and Equipment out for repair) and Books of each Loan Party and each of its Subsidiaries only at the locations identified on Schedule 5.29 to the Information Certificate or on any Job Site and keep the chief executive office of each Loan Party and each of its Subsidiaries only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that Borrowers may amend Schedule 5.29 to the Information Certificate so long as such amendment occurs by written notice to Lender not less than ten (10) days prior to the date on which such Inventory, Equipment or Books are moved to such new location, and, if Lender so requires, so long as, at the time of such written notification, the applicable Loan Party or Subsidiary provides Lender a Collateral Access Agreement with respect thereto if such location is not owned by such Loan Party.

6.15 Further Assurances.

(a) At any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request and in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfection or to better perfect Lender’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if a Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time, not to exceed thirty (30) days following the request to do so such Borrower and such other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Loan Party.

(b) Each Loan Party authorizes the filing by Lender of financing or continuation statements, or amendments thereto, and such Loan Party will execute and deliver to Lender such other instruments or notices, as Lender may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c) Each Loan Party authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Each Loan Party also hereby ratifies any and all financing statements or amendments previously filed by Lender in any jurisdiction.

(d) Each Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to such Loan Party’s rights under Section 9-509(d)(2) of the Code.

6.16 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within ten (10) days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) cause any such new Subsidiary to provide to Lender a joinder to this Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) within ten (10) days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Lender, and (c) within ten (10) days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender all other documentation, including if requested by Lender one or more opinions of counsel reasonably satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.16 shall be a Loan Document.

6.17 Extension or Refinance of Tontine Subordinated Debt Scheduled Maturity. On or prior to February 15, 2013, Lender shall have received evidence that (i) the Tontine Subordinated Debt Documentation has been amended in form and substance satisfactory to Lender in its Permitted Discretion to provide that the scheduled maturity of the Tontine Subordinated Debt shall be at least three (3) months after the Maturity Date, or (ii) Borrower has refinanced the Tontine Subordinated Debt pursuant to Refinancing Indebtedness in form and substance satisfactory to Lender in its Permitted Discretion, and the scheduled maturity date under such Refinancing Indebtedness shall be at least three (3) months after the Maturity Date.

7. NEGATIVE COVENANTS.

Each Borrower and each Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, no Borrower and no other Loan Party will do, nor will any Borrower or any other Loan party permit any of its Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties, provided that a Borrower must be the surviving entity of any such merger to which it is a party, and (ii) any merger between Subsidiaries of a Borrower that are not Loan Parties.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Lender) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving.

(c) Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.

7.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.12, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other asset except as expressly permitted by this Agreement. Lender shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.

7.5 Change Name. Change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party or any of its Subsidiaries.

7.6 Nature of Business. Make any change in the nature of its or their business as conducted on the date of this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Borrower or any other Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

7.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 7.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances,

(ii) make any payment on account of the Tontine Subordinated Debt other than pursuant to the terms and conditions set forth in the Tontine Note, as in effect on the Closing Date or as modified in accordance with clause (b)(i)(D) of this Section 7.7; or

(iii) make any payment on account of other Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (e), (f) and (k) of the definition of Permitted Indebtedness and (D) amendments to the Tontine Subordinated Debt Documentation permitted pursuant to Sections 7 and 18 of the Tontine Note, with respect to which Lender (to the extent its consent was not required therefor) received prior written notice;

(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender; or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender.

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9 Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and so long as such Borrower is a “pass-through” tax entity for United States federal income tax purposes, and after first providing such supporting documentation as Lender may request (including the state and federal tax returns (and all related schedules) of each owner of Stock in such Borrower, such Borrower may declare and pay Pass-Through Tax Liabilities, net of any prior year loss carry-forwards.

7.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.11 Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b) Other than (i) the Permitted Petty Cash Account, and (ii) amounts deposited into Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the employees of any Loan Party or its Subsidiaries, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Borrower and such other Loan Party or its Subsidiaries, as applicable, and the applicable bank (or as permitted solely pursuant to Section 6.12(i) or securities intermediary have entered into Control Agreements with Lender governing such Permitted Investments in order to perfect (and further establish) Lender’s Liens in such Permitted Investments. Except as provided in Section 6.12(i) and this Sections 7.11(b), Borrowers and such Loan Parties shall not, and shall not permit their Subsidiaries to, establish or maintain any Deposit Account or Securities Account with a banking institution other than Lender.

7.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower, any other Loan Party or any of their Subsidiaries except for:

(a) transactions contemplated by the Loan Documents or transactions with any Affiliates of any Borrower or any Loan Party in the ordinary course of business of such Borrower or Loan Party, consistent with past practices and undertaken in good faith, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;

(b) so long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any customary indemnities provided for the benefit of directors (or comparable managers) of such Loan Party;

(c) so long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party in the ordinary course of business and consistent with industry practice;

(d) transactions permitted by Section 7.3 or Section 7.9, or any Permitted Intercompany Advance; and

(e) pursuant to the Tontine Subordinated Debt documentation.

7.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with Borrowers’ existing credit facility with Existing Lender and (ii) to pay fees, costs, and expenses, including Lender Expenses, incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for general corporate and working capital purposes for their lawful and permitted purposes (provided that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System), other than repayments of the Tontine Subordinated Debt whether or not permitted hereunder.

7.14 Limitation on Issuance of Stock. Except for the issuance or sale of common stock, Permitted Preferred Stock or warrants for the purchase of common stock in connection with an extension or refinance of the Tontine Subordinated Debt, as permitted by Section 6.17, in each case by a Borrower or other Loan Party, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of their Stock.

7.15 Consignments. Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.

7.16 Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate.

7.17 Use of Proceeds in Connection with Bonded Contracts. Use proceeds of the Loans in connection with funding work related to the Bonded Contracts unless such use is upon terms, provisions and conditions acceptable to Lender, in its good faith discretion (such as, without limitation, Lender being satisfied with its Lien priority and right to proceeds relating to Borrowers’ assets and restrictions on when payments may be made by Borrowers in connection with Bonded Contracts); provided, however, except as otherwise provided in the Federal Insurance Company and Liberty Mutual Intercreditor and the Chartis Intercreditor, Lender agrees that the foregoing shall not be construed to prevent any ability of Federal Insurance Company, Liberty Mutual or Chartis, as applicable, to receive payment out of any assets of any Borrower in which Federal Insurance Company, Liberty Mutual or Chartis has a first priority Lien in a circumstance where Federal Insurance Company, Liberty Mutual or Chartis has made a payment on a Surety Bond and Federal Insurance Company, Liberty Mutual or Chartis is seeking reimbursement for such payment from such Borrower.

7.18 Surety Bonds. Request the issuance of a Surety Bond from any Surety after the Closing Date without (i) providing prior written notice thereof to Lender in accordance with Section 6.11(a)(vi) and (ii) (A) if no Event of Default has occurred and is continuing, obtaining the prior written consent of Lender to the issuance of such Surety Bond if such Surety Bond would cause any Account included in the Borrowing Base to become a Bonded Account upon the issuance of such Surety Bond, which such consent shall be in Lender’s sole discretion or (B) if an Event of Default has occurred and is continuing, obtaining the prior written consent of Lender to the issuance of such Surety Bond, which such consent shall be in Lender’s sole discretion.

8. FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all obligations of Lender to provide extensions of credit hereunder and payment in full of the Obligations, Borrowers will comply with each of the following financial covenants:

(a) Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio, measured monthly on a trailing twelve-month basis at the end of each month that is an FCCR Testing Period, of at least 1.0 to 1.0.

9. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

9.1 If any Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, charges or other amounts due Lender or any Bank Product Provider, reimbursement of Lender Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

9.2 If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 4.3, 6.1, 6.2, 6.3 (solely if any Loan Party or any of its Subsidiaries is not in good standing in its jurisdiction of organization), 6.5(a) (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.5(b), 6.6, 6.7 (solely if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees), 6.8, 6.11, 6.12, 6.13, 6.14 or 6.17 (ii) Section 7 or (iii) Section 8;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 6.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 6.4, 6.5(a) (other than F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.7 (other than if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books or records or disclose it affairs, finances and accounts with its officers and employees), 6.9, 6.10, and 6.15 and such failure continues for a period of twenty (20) days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender;

9.3 If one or more judgments, orders, or awards for the payment of money in an amount in excess of $500,000 in any one case or in excess of $1,500,000 in the aggregate, (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

9.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

9.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any extension of credit to Borrowers during such 60 calendar day period specified in subsection (c);

9.6 If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party and its Subsidiaries, taken as a whole;

9.7 If there is (a) a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to the Indebtedness of such Loan Party or such Subsidiary involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $250,000 or more;

9.8 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

9.9 If the obligation of any Guarantor under its Guaranty or any other Loan Document to which any Guarantor is a party is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under its Guaranty or under any such Loan Document, or repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty, or under any such Loan Document, or any Guarantor ceases to exist for any reason;

9.10 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens, tax Liens subject to a Permitted Protest or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000;

9.11 If any Material Adverse Change occurs;

9.12 If any event or circumstance shall occur which, in the Permitted Discretion of Lender exercised in good faith, would be reasonably likely to cause Lender to suspect that any Loan Party has engaged in fraudulent activity with respect to the Collateral or other material matters;

9.13 Any director, officer, or owner of at least 20% of the issued and outstanding ownership interests of a Loan Party is indicted for a felony offense under state or federal law, or, without performing commercially reasonable due diligence and/or background checks, a Loan Party knowingly hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 20% of the issued and outstanding ownership interests of a Loan Party who has been convicted of any such felony offense;

9.14 If any Loan Party (a) fails to pay any indebtedness or obligation owed to Lender or its Affiliates which is unrelated to the Credit Facility or this Agreement as it becomes due and payable (other than indebtedness or obligations involving an aggregate amount of $100,000 unless such failure continues for a period of thirty (30) days), or (b) the occurrence of any default or event of default under any agreement between any Loan Party and Lender or its Affiliates unrelated to the Loan Documents (other than agreements involving an aggregate amount less than $100,000, unless such default or event of default continues for a period of thirty (30) days);

9.15 The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of its Subsidiaries shall deny that such Loan Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document;

9.16 If there shall occur any default or event of default under any of the agreements or documentation among any Surety and any Loan Parties relating to such Surety’s bonding program with such Loan Parties, and, as a result thereof, such Surety has ceased issuing Surety Bonds on behalf of any Loan Party (other than a temporary cessation not arising from a violation or termination of the applicable Surety Bond documentation; provided that other Sureties are then issuing requested Surety Bonds on behalf of such Loan Party) and such Surety has not been replaced within thirty (30) days, or has made demand on any Loan Party for performance thereunder or has otherwise commenced exercising any remedies thereunder (including, without limitation, attempting to segregate funds as to its Surety Collateral), or any unreimbursed claim is made on such Surety related to any Bonded Contract against the issuer of any Surety Bond; or

9.16 If there shall occur any default or event of default under (a) the agreements entered into in connection with any Permitted Insurance Premium Financing Indebtedness, or (b) the Subordinated Debt Documentation.

10. RIGHTS AND REMEDIES.

10.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower and each other Loan Party;

(b) declare the funding obligations of Lender under this Agreement terminated, whereupon such funding obligations shall immediately be terminated together with any obligation of Lender hereunder to make Advances, extend any other credit hereunder or issue Letters of Credit;

(c) give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to Lender for security and must be paid directly to Lender and Lender may collect the Accounts, General Intangible and Negotiable Collateral of each Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;

(d) in Lender’s name or in each Loan Party’s name, as such Loan Party’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of mail to any address designated by Lender, otherwise intercept mail, and receive, open and dispose of such Loan Party’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Loan Party’s account or forwarding such mail to such Loan Party’s last known address;

(e) without notice to or consent from any Loan Party or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where any Loan Party or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Lender in good faith; and

(f) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

10.2 Additional Rights and Remedies. Without limiting the generality of the foregoing, each Borrower expressly agrees that upon the occurrence and during the continuation of an Event of Default:

(a) Lender, without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Borrower, any other Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Loan Parties to, and each Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations designated by Lender where such Borrower or other Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as Lender may deem commercially reasonable. Each Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Each Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Each Borrower and each other Loan Party agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and such Borrower or such other Loan Party is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;

(b) Lender may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which Lender’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to pay the balance of such Deposit Account to or for the benefit of Lender, and (ii) with respect to any Loan Party’s Securities Accounts in which Lender’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of Lender, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Lender;

(c) any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, each Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency; and

(d) the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur, Lender shall have the right to an immediate writ of possession without notice of a hearing. Lender shall have the right to the appointment of a receiver for each Loan Party or for the properties and assets of each Loan Party, and each Borrower and each other Loan Party hereby consents to such rights and such appointment and hereby waives any objection such Borrower or such Loan Party may have thereto or the right to have a bond or other security posted by Lender.

Notwithstanding the foregoing or anything to the contrary contained in Section 10.1, upon the occurrence of any Default or Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by Lender, all obligations of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than the Hedge Obligations), shall automatically and immediately become due and payable and each Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.

10.3 Disposition of Pledged Interests by Lender. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Loan Party understands that in connection with such disposition, Lender may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Loan Party, therefore, agrees that: (a) if Lender shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Lender shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Lender has handled the disposition in a commercially reasonable manner.

10.4 Voting and Other Rights in Respect of Pledged Interests.

(a) Upon the occurrence and during the continuation of an Event of Default, (i) Lender may, at its option, and with two (2) Business Days prior notice to such Borrower or such other Loan Party, and in addition to all rights and remedies available to Lender under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by any Borrower or any other Loan Party, but under no circumstances is Lender obligated by the terms of this Agreement to exercise such rights, and (ii) if Lender duly exercises its right to vote any of such Pledged Interests, each Borrower and each other Loan Party hereby appoints Lender, such Borrower’s and such Loan Party’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Lender deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b) For so long as such Borrower or such other Loan Party shall have the right to vote the Pledged Interests owned by it, such Borrower and such other Loan Party covenants and agrees that it will not, without the prior written consent of Lender, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Lender or the value of the Pledged Interests.

10.5 Lender Appointed Attorney in Fact. Each Borrower and each other Loan Party hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of such Borrower and such Loan Party and in the name of such Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;

(b) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(c) to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of Lender with respect to any of the Collateral;

(d) to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower or such other Loan Party in respect of any Account of such Borrower or such other Loan Party;

(e) to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;

(f) to take exclusive possession of all locations where each Borrower or other Loan Party conducts its business or has rights of possession, without notice to or consent of any Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;

(g) Lender shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if Lender shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement; and

(h) to the extent permitted by law, such Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all commitments of Lender under this Agreement to provide extensions of credit are terminated and all Obligations have been paid in full in cash.

10.6 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.7 Crediting of Payments and Proceeds. In the event that the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement) have been accelerated pursuant to Section 10.1 or the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied in such manner as Lender shall determine in its discretion and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

10.8 Marshaling. Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

10.9 License. Each Loan Party hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of such Loan Party for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower or such other Loan Party may in any way be liable.

11.2 The Lender’s Liability for Collateral. Each Borrower and each other Loan Party hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by each Borrower and such other Loan Parties.

11.3 Indemnification. Each Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of compliance by each Borrower and each other Loan Party and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by any Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of Lender hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any other Loan Party or any Subsidiary of a Borrower or any other Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower or any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that (i) a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys or (ii) arises solely from disputes between or among Indemnified Persons. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower or such other Loan Party with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY STRICT LIABILITY OR NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers, any other Loan Party or Lender, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Integrated Electrical Services, Inc.
5433 Westheimer, Suite 500
Houston, TX 77056
Attn: Robert W. Lewey
Fax No. (713) 860-1599
Email: Robert.Lewey@ies-co.com

with courtesy copies to
(which shall not constitute
Notice for purposes of this
Section 12):	600 Travis, Suite 4200
Houston, Texas 77002
Attn: Douglas J. Dillon, Esq.
Fax No.: 713.238.7122
Email: ddillon@akllp.com

If to Lender:	MAC S4101-158
100 W Washington St
15th Floor
Phoenix, AZ
85003-1808
Attn: Howard I. Handman
Fax No.: (602)378-6215
Email: howard.i.handman@wellsfargo.com

with courtesy copies to
(which shall not constitute
Notice for purposes of this
Section 12)	Patton Boggs LLP
2000 McKinney Avenue, Suite 1700
Dallas, TX 75201
Attn: Michelle W. Suarez, Esq.
Fax No. (214) 758-1550
Email: MSuarez@pattonboggs.com

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any notice given by Lender to any Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Loan Parties, regardless of whether each Loan Party is sent a separate copy of such notice or whether each Loan Party is specifically identified in such notice.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF DALLAS AND THE COUNTY OF DALLAS, STATE OF TEXAS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE LENDER, OR ANY AFFILIATE OF LENDER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14. ASSIGNMENTS; SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower or any other Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release any Borrower or any other Loan Party from its Obligations. Lender may assign this Agreement and the other Loan Documents in whole or in part and its rights and duties hereunder or grant participations in the Obligations hereunder and thereunder and no consent or approval by any Borrower or any other Loan Party is required in connection with any such assignment or participation.

15. AMENDMENTS; WAIVERS. No amendment or modification of this Agreement or any other Loan Document or any other document or agreement described in or related to this Agreement shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrowers or any other Loan Party of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16. TAXES.

(a) All payments made by any Borrower or any other Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, each Borrower and each other Loan Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers or Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower and each other Loan Party will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower.

(b) Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, each other Loan Party and Lender.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Debtor-Creditor Relationship. The relationship between the Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Lender shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any other Loan Party or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such

Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of such Borrower or such other Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of Lender’s Liens in the Collateral shall be automatically reinstated without further action.

17.8 Confidentiality.

(a) Lender agrees that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 17.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of each Loan Party and (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Lender may use the name, logos, and other insignia of the Loan Parties and the Maximum Credit provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

17.9 Lender Expenses. Each Borrower and each other Loan Party agrees to pay the Lender Expenses on the earlier of (a) the first day of the month following the date on which such Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender and each Borrower and each other Loan Party agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations.

17.10 Setoff. Lender may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to any Borrower or any Guarantor or any other Loan Party by Lender against any of the Obligations, whether or not due.

17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid or any Letter of Credit is outstanding and so long as the obligation of Lender to provide extensions of credit hereunder has not expired or been terminated.

17.12 Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual background checks of the Loan Parties’ senior management and key principals, and each Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.

17.13 Integration. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REFLECTS THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND SHALL NOT BE CONTRADICTED OR QUALIFIED BY ANY OTHER AGREEMENT, ORAL OR WRITTEN, BEFORE THE DATE HEREOF. THE FOREGOING TO THE CONTRARY NOTWITHSTANDING, ALL BANK PRODUCT AGREEMENTS, IF ANY, ARE INDEPENDENT AGREEMENTS GOVERNED BY THE WRITTEN PROVISIONS OF SUCH BANK PRODUCT AGREEMENTS, WHICH WILL REMAIN IN FULL FORCE AND EFFECT, UNAFFECTED BY ANY REPAYMENT, PREPAYMENTS, ACCELERATION, REDUCTION, INCREASE, OR CHANGE IN THE TERMS OF ANY CREDIT EXTENDED HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SUCH BANK PRODUCT AGREEMENT.

17.14 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting. Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in payments and collections of the Collateral as more fully set forth herein and in the other Loan Documents. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Lender to determine or ensure whether the amount of any such Reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Bank Product Provider (other than Lender in its capacity as lender hereunder) shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any other Loan Party.

17.15 Non-Applicability of Chapter 346. Each Loan Party and Lender hereby agree that except for Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (Vernon’s Texas Code Annotated), as amended from time to time (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

17.16 Waiver of Rights under Texas Deceptive Trade Practices Act. EACH LOAN PARTY HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF EACH LOAN PARTY’S OWN SELECTION, EACH LOAN PARTY VOLUNTARILY CONSENTS TO THIS WAIVER. EACH LOAN PARTY EXPRESSLY WARRANTS AND REPRESENTS THAT IT (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.

BORROWERS:

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Senior Vice President

IES COMMERCIAL & INDUSTRIAL, LLC

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES COMMERCIAL, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES PURCHASING & MATERIALS, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES RESIDENTIAL, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

INTEGRATED ELECTRICAL FINANCE, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

[Credit and Security Agreement Signature Page]

IES MANAGEMENT, LP

By: INTEGRATED ELECTRICAL FINANCE, INC.,its General Partner

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES MANAGEMENT ROO, LP

By:	ICS HOLDINGS, LLC, its General Partner

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

[Credit and Security Agreement Signature Page]

GUARANTORS:

IES CONSOLIDATION, LLC

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES SHARED SERVICES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES PROPERTIES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

KEY ELECTRICAL SUPPLY, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES TANGIBLE PROPERTIES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES OPERATIONS GROUP, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

ICS HOLDINGS LLC

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

[Credit and Security Agreement Signature Page]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ JILL FEDORUK
Name:	Jill Fedoruk
Title:	Vice President

[Credit and Security Agreement Signature Page]

Schedule 1.1

a. Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in Article 9 of the Code).

“Account Debtor” means an account debtor (as that term is defined in the Code).

“Accounts Availability Amount” means:

(a) as of any date of determination other than during an FCCR Testing Period, the sum of

(i) 85% (less the amount, if any, of the Dilution Reserve, if applicable) of the amount of Eligible Accounts, plus

(ii) 75% (less the amount, if any, of the Dilution Reserve, if applicable) of the amount of Eligible Progress Billing Accounts; and

(b) as of any date of determination occurring during an FCCR testing period, the lesser of:

(i) the sum of clauses (a)(i) and (a)(ii) above, and

(ii) an amount equal to Borrowers’ aggregate Collections with respect to Accounts for the immediately preceding thirty (30) Business Days.

“Additional Documents” has the meaning specified therefor in Section 6.15.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Administrative Borrower” shall mean Parent in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.17 hereof and its successors and assigns in such capacity.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.12: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Aged Payables Reserve” shall mean an amount equal to the aggregate amount of Borrowers’ accounts payable that are outstanding more than sixty (60) days past the due date or more than ninety (90) days past the original invoice date.

Schedule 1.1

“Agreement” means the Credit and Security Agreement to which this Schedule 1.1 is attached.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrowers to Lender.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including all Cash Management Documents.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Provider in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or any of its Subsidiaries to Lender or another Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising and (b) all Hedge Obligations.

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to a Loan Party or any of its Subsidiaries.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined it is necessary or appropriate to establish (based upon Lender’s reasonable determination of the credit and operating risk exposure to a Loan Party or any of its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of a Borrower or any other Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

Schedule 1.1

“Books” means books and records (including a Borrower’s or any other Loan Party’s Records indicating, summarizing, or evidencing such Borrower’s or such other Loan Party’s assets (including the Collateral) or liabilities, such Borrower’s or such other Loan Party’s Records relating to such Borrower’s or such other Loan Party’s business operations or financial condition, or such Borrower’s or such other Loan Party’s Goods or General Intangibles related to such information).

“Bonded Accounts” as to any Borrower, all now owned or hereafter acquired accounts (as defined in the UCC) and (whether included in such definition) accounts receivable; and proceeds (other than such proceeds which are negotiable instruments or cash or Cash Equivalents in the possession or control of Lender), including without limitation, all insurance proceeds and letter of credit proceeds, in each case solely to the extent such accounts, accounts receivable, and proceeds arise out of a Bonded Contract, including, but not limited to, Bonded Retainage, and all forms of obligations whatsoever owing to any Loan Party under instruments and documents of title constituting the foregoing or proceeds thereof; and all rights, securities, and guarantees with respect to each of the foregoing.

“Bonded Contract” the contracts listed on Schedule 5.33 to the Information Certificate and any future contract in respect of which any Surety Bond is issued on behalf of any Borrower and Lender receives written notice of such Surety Bond from Borrower prior to any Account related thereto being included in the Borrowing Base or reported on a Borrowing Base Certificate.

“Bonded Equipment” all now owned or hereafter acquired right, title and interest with respect to Equipment (as defined in the UCC), owned by a Borrower and (whether or not included in such definition) all other personal property in each case which is delivered to, prefabricated for or specifically ordered for a Bonded Job Site, whether or not the same will be deemed to be affixed to, arise out of or relate to any real property, together with all accessions thereto.

“Bonded Inventory” all now owned and hereafter acquired inventory of Borrowers, including, without limitation, goods, merchandise and other personal property in each case which is furnished under any Bonded Contract, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description in each case which is delivered to, prefabricated for or specifically ordered for a Bonded Job Site.

“Bonded Job Site” the site specified in a Bonded Contract where any Borrower is to perform the specialized electrical and communication services required thereunder, including all other labor, materials, equipment and services provided or to be provided to fulfill its obligations thereunder.

“Bonded Retainage” contract proceeds periodically withheld by an account debtor to provide further security for the performance by any Borrower of a Bonded Contract, and as such are payable to it only upon a clear demonstration of compliance with terms of the Bonded Contract.

“Borrowers” means, jointly and severally, Parent; IES Commercial & Industrial, LLC, a Delaware limited liability company; IES Commercial, Inc., a Delaware corporation; IES Management, LP, a Texas limited partnership; IES Management ROO, LP, a Texas limited partnership; IES Purchasing & Materials, Inc., a Delaware corporation; IES Residential, Inc., a Delaware corporation; Integrated Electrical Finance, Inc., a Delaware corporation.

“Borrowing” means a borrowing consisting of Advances (i) requested by Borrowers, (ii) made automatically pursuant to Section 2.3(c) without the request of Borrowers, (iii) made by Lender pursuant to Section 2.6(c), or (iv) a Protective Advance.

Schedule 1.1

“Borrowing Base” means, as of any date of determination, the result of:

(a)	the Accounts Availability Amount, plus:

(b)	the lowest of

(i)	$5,000,000,

(ii)	65% of the Value of Eligible Inventory, or

(iii)	85% times the most recently determined Net Liquidation Percentage times the Value of Eligible Inventory, minus

(c)	the General Reserve, minus

(d)	the Aged Payables Reserve, minus

(e)	the aggregate amount of Reserves, if any, established by Lender.

“Borrowing Base Certificate” means a form of borrowing base certificate in form and substance acceptable to Lender.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateralized Letter of Credit” means a Letter of Credit for which cash collateral has been provided pursuant to clause (a) of the definition of “Letter of Credit Collateralization.”

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than

Schedule 1.1

$250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Documents” means the agreements governing each of the Cash Management Services of Lender utilized by a Borrower which agreements shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by a Borrower, and all replacement or successor agreements which govern such Cash Management Services of Lender.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Management Transition Period” has the meaning specified in Section 6.12(j)(i).

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 50%, or more, of the Stock of each Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors or (c) each Borrower fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Chartis” means Chartis Property Casualty Company or any of its Affiliates or Subsidiaries, including, without limitation, National Union Fire Insurance Company of Pittsburgh, Pa.

“Chartis Intercreditor” means an Intercreditor Agreement entered into after the Closing Date by and among Lender, Chartis and certain Loan Parties, in form and substance satisfactory to Lender in its sole and absolute discretion, as the same may be amended, amended and restated or otherwise modified from time to time.

“Closing Date” means August 9, 2012.

“Code” means the Texas Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Texas,

Schedule 1.1

the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“Collateral” means, other than the Excluded Collateral, all of each Loan Party’s now owned or hereafter acquired:

(a) Accounts;

(b) Books;

(c) Chattel Paper;

(d) Deposit Accounts;

(e) Goods, including Equipment and Fixtures;

(f) General Intangibles, including, without limitation, Intellectual Property and Intellectual Property Licenses;

(g) Inventory;

(h) Investment Related Property;

(i) Negotiable Collateral;

(j) Supporting Obligations;

(k) Commercial Tort Claims;

(l) money, Cash Equivalents, or other assets of such Loan Party that now or hereafter come into the possession, custody, or control of Lender (or its agent or designee); and

(m) all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles (including, without limitation, Intellectual Property and Intellectual Property Licenses), Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (collectively, the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to such Loan Party or Lender from time to time with respect to any of the Investment Related Property.

Schedule 1.1

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Books, Equipment, Accounts or Inventory of any Loan Party or any of its Subsidiaries, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in form and substance reasonably satisfactory to Lender.

“Collection Account” means the Deposit Account identified on Schedule A-1.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of each Borrower to Lender.

“Confidential Information” has the meaning specified therefor in Section 17.8.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party or any Subsidiary of a Loan Party, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer, (with respect to uncertificated securities).

“Controlled Account” has the meaning specified therefor in Section 6.12(j).

“Controlled Account Bank” has the meaning specified therefor in Section 6.12 (j).

“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Borrower’s and each other Loan Party’s rights corresponding thereto throughout the world.

Schedule 1.1

“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by a Borrower or another Loan Party and Lender, in form and substance acceptable to Lender.

“Credit Facility” means the Revolving Credit Facility.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Three Month LIBOR” means, for any day the rate per annum (rounded upward to the nearest whole 1/8th of 1%) for United States dollar deposits quoted by Lender for the purpose of calculating the effective Interest Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrowers understand and agree that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the operating Deposit Account of Borrowers at Lender identified on Schedule D-1.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, credits, deductions, or other dilutive items as determined by Lender with respect to Borrowers’ Accounts, by (b) Borrowers’ billings with respect to Accounts.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, the consolidated net income (or loss), of Borrowers and their Subsidiaries, minus extraordinary gains, interest income, non-operating income and income tax benefits and decreases in any change in LIFO reserves, plus stock compensation expense, non-cash extraordinary losses, Interest Expense, income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined on a consolidated basis in accordance with GAAP, plus solely with respect to Borrowers’ fiscal year ending September 30, 2012, the Permitted 2012 Charges.

“Eligible Accounts” means those Accounts, other than Eligible Progress Billing Accounts, created by each Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of Goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash. Eligible Accounts shall not include the following:

Schedule 1.1

(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of the original invoice date;

(b) Accounts with selling terms of more than thirty (30) days;

(c) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clauses (a) or (b) above or clauses (i) or (s) below;

(d) Accounts with respect to which the Account Debtor is an Affiliate, agent or equity owner of such Borrower or an employee or agent of such Borrower or any Affiliate of such Borrower;

(e) Accounts arising in a transaction wherein Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

(f) Accounts that are not payable in Dollars;

(g) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (excluding the Province of Quebec), or (ii) is not organized under the laws of the United States or any state thereof or Canada (excluding the Province of Quebec), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender (or Lender is otherwise satisfied in its sole discretion that in can enforce same or cause Borrower to enforce same for Lender’s benefit), (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Lender, or (z) the Account is guaranteed pursuant to an approved working capital guarantee from the Export-Import Bank of the United States in favor of Lender (or Lender is otherwise satisfied in its sole discretion that in can enforce same or cause Borrower to enforce same for Lender’s benefit) and acceptable to Lender in all respects;

(h) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States;

(i) Accounts with respect to which the Account Debtor is a creditor of such Borrower (unless such Account Debtor has delivered Lender a “non-offset” letter acceptable to Lender), has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;

(j) That portion of Accounts which reflect a reasonable reserve for warranty claims or returns or amounts which are owed to account debtors, including those for rebates, allowances, co-op advertising, new store allowances or other deductions;

Schedule 1.1

(k) Accounts owing by a single Account Debtor or group of Affiliated Account Debtors whose total obligations owing to Borrower exceed fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts and Eligible Progress Billing Accounts (but the portion of the Accounts not in excess of the foregoing applicable percentages may be deemed Eligible Accounts), such percentages being subject to reduction in Lenders Permitted Discretion if the creditworthiness of such Account Debtor deteriorates;

(l) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(m) Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(n) Accounts representing credit card sales or “C.O.D.” sales;

(o) Accounts that are not subject to a valid and perfected first priority Lien in favor of Lender or that are subject to any other Lien;

(p) Accounts that consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;

(q) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

(r) that portion of Accounts which represent finance charges, service charges, sales taxes or excise taxes;

(s) that portion of Accounts which has been restructured, extended, amended or otherwise modified, other than in connection with a change order in the ordinary course of business;

(t) bill and hold invoices, except those with respect to which Lender shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the Account Debtor to take the Goods related thereto and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts hereunder;

(u) Accounts which have not been invoiced;

(v) Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(w) Reserved;

(x) Accounts that constitute Bonded Receivables;

(y) that portion of Accounts that represent billings in excess of cost; and

Schedule 1.1

(z) Accounts or that portion of Accounts otherwise deemed ineligible by Lender in its Permitted Discretion.

Any Accounts which are not Eligible Accounts shall nonetheless constitute Collateral.

“Eligible Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of each Borrower’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. An item of Inventory shall not be included in Eligible Inventory if:

(a) such Borrower does not have good, valid, and marketable title thereto;

(b) it consists of work-in-process Inventory, raw materials, components which are not part of finished goods, supplies used or consumed in such Borrower’s business, or Goods that constitute spare parts, maintenance parts, packaging and shipping materials, or sample inventory or customer supplied parts or Inventory;

(c) it consists of Inventory that is perishable or live or where less than 8 weeks remain until the Inventory’s stated expiration or “sell-by” or “use by” date;

(d) such Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower);

(e) it is not located at one of the locations in the continental United States set forth on Schedule 5.29 to the Information Certificate;

(f) it is stored at locations holding less than $100,000 of the aggregate value of such Borrower’s Inventory;

(g) it is in-transit to or from a location of such Borrower (other than in transit from one location set forth on Schedule 5.29 to the Information Certificate to another location set forth on Schedule 5.29 to the Information Certificate);

(h) it is located on real property leased by such Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from Goods of others, if any, stored on the premises;

(i) it is the subject of a bill of lading or other document of title;

(j) it is on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has (i) executed an agreement with Lender, and (ii) provided evidence acceptable to Lender that the applicable Borrower has properly perfected a first priority security interest in such consigned Inventory and has properly notified in writing the other creditors of consignee who hold an interest in such Inventory of Borrower’s security interest in such Inventory, and (iii) the applicable Borrower has taken such other actions with respect to such consigned Inventory as Lender may reasonably request;

(k) it is not subject to a valid and perfected first priority Lender’s Lien;

Schedule 1.1

(l) it consists of goods returned or rejected by such Borrower’s customers;

(m) it consists of Goods that are damaged, defective, obsolete or slow moving;

(n) Inventory that such Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor of such Inventory;

(o) it consists of Goods that are restricted or controlled, or regulated items;

(p) it consists of Goods that are bill and hold Goods;

(q) it consists of damaged or defective Goods or “seconds”;

(r) it is subject to third party trademark, licensing or other proprietary rights, unless Lender is satisfied that such Inventory can be freely sold by Lender on and after the occurrence of an Event of a Default despite such third party rights;

(s) it consists of customer-specific Inventory not supported by purchase orders;

(t) it consists of Bonded Inventory;

(u) Lender has not completed an initial appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Lender; or

(v) Inventory otherwise deemed ineligible by Lender in its Permitted Discretion.

Any Inventory which is not Eligible Inventory shall nonetheless constitute Collateral.

“Eligible Progress Billing Accounts” means those Accounts, other than Eligible Accounts, created by each Borrower in the ordinary course of its business, which represent progress or milestone billings or which are otherwise conditioned upon the applicable Borrower’s completion of any further performance or service, that (i) are in accordance with the applicable billing procedures, performance thresholds and other provisions of an executed contract or other documentation satisfactory to Lender in its Permitted Discretion with the applicable Account Debtor, (ii) do not require a period of more than forty-eight (48) months for the applicable Borrower to start and complete performance or service, (iii) have been verified to Lender’s satisfaction pursuant to field examinations and other verifications from time to time performed on behalf of Lender pursuant to the terms of this Agreement, (iv) are otherwise satisfactory to Lender in its sole discretion and (v) would otherwise constitute Eligible Accounts in all respects but for the fact that the services giving rise to such Receivables have not been fully performed by the applicable Borrower and accepted by the Account Debtor. Without limiting the foregoing, an Account shall not be deemed an Eligible Progress Billing Account unless (a) such Receivable is subject to Lender’s first priority perfected Lien and is not subject to any other Lien or (b) if such Account (i) would be deemed ineligible under any of clauses (a) through (o) or clauses (q) through (z) of the definition of “Eligible Accounts, (II) consists of a retainage invoice or represents billings in excess of cost, (III) does not comply with each of the representations and warranties respecting Eligible Accounts (without regard to whether such Account is an Eligible Account), or (IV) is otherwise deemed ineligible by Lender in its Permitted Discretion. Notwithstanding anything in this Agreement to the contrary, until such time that Borrowers have demonstrated an ability to reliably distinguish Accounts representing progress billings from other Accounts in their Collateral reporting in a manner satisfactory to Lender in its sole discretion, each Account that would otherwise constitute an Eligible Account under this Agreement shall be deemed an Eligible Progress Billing Account.

Schedule 1.1

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of a Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 9.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations each Borrower and its Subsidiaries aged in excess of sixty (60) days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of each Borrower and its Subsidiaries, in each case as determined by Lender in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

Schedule 1.1

“Excluded Collateral” means (i) the Surety Collateral to the extent (a) the issuer of the Surety Bond is Chartis, Liberty Mutual or Federal Insurance Company or a co-surety of such Person under the Specified Surety Agreements in effect on the Closing Date, provided that the Chartis Intercreditor or the Federal Insurance Company and Liberty Mutual Intercreditor, as applicable, is in full force and effect and (b) such Surety Collateral has not previously been included in a Borrowing Base Certificate delivered to Lender, (ii) all cash collateral pledged to Federal Insurance Company, Liberty Mutual or Chartis pursuant to the Specified Surety Agreements that is in the possession or under the control of Federal Insurance Company, Liberty Mutual or Chartis, as applicable, provided that the Chartis Intercreditor or the Federal Insurance Company and Liberty Mutual Intercreditor, as applicable, is in full force and effect and (iii) cash collateral pledged to Sureties (other than Federal Insurance Company Liberty Mutual or Chartis) up to an aggregate amount of $2,000,000 (exclusive of any drawings under letters of credit issued for the benefit of such Surety) that is in the possession or under the control of such Surety; provided, however, that in no event shall Excluded Collateral include any amounts which from time to time may be in the Collection Account or any Deposit Account in which cash collateral or Qualified Cash is held.

“Existing Lender” means Bank of America.

“FCCR Testing Period” means any month during which Borrowers’ Liquidity was at any time less than $20,000,000 or Excess Availability was at any time less than $7,500,000.

“Federal Insurance Company” means Federal Insurance Company, an Indiana corporation, or any of its Affiliates or Subsidiaries.

“Federal Insurance Company and Liberty Mutual Intercreditor” means an Intercreditor Agreement entered into after the Closing Date by and among Lender, Federal Insurance Company, Liberty Mutual and certain Loan Parties, in form and substance satisfactory to Lender in its sole and absolute discretion, as the same may be amended, amended and restated or otherwise modified from time to time.

“Fixed Charge Coverage Ratio” means, with respect to Borrowers and their Subsidiaries on a consolidated basis, for the trailing twelve-month period preceding any date of determination, the ratio of (i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, (b) cash taxes paid during such period, to the extent greater than zero, and (c) all Restricted Junior Payments consisting of Pass-Through Tax Liabilities to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense), (b) principal payments paid in cash in respect of Indebtedness (other than Advances) paid during such period, including cash payments with respect to Capital Leases, (c) any management, consulting, monitoring, and advisory fees paid to an Affiliate (whether or not permitted hereunder), and (d) all Restricted Junior Payments (other than Pass-Through Tax Liabilities) and other distributions paid in cash during such period.

“Fixtures” means fixtures (as that term is defined in the Code).

“Funding Date” means the date on which a Borrowing occurs.

Schedule 1.1

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“General Reserve” shall mean an amount equal to $5,000,000, which amount shall be reduced by $1,000,000 upon Borrowers’ Fixed Charge Coverage Ratio exceeding 1.0 to 1.0 as of the last day of any fiscal year (as demonstrated in audited financial statements delivered in accordance with Schedule 6.1 hereof), effective as of five (5) Business Days after delivery of such financial statements.

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means IES Shared Services, Inc., a Delaware corporation; IES Tangible Properties, Inc., a Delaware corporation; IES Consolidation, LLC, a Delaware limited liability company; IES Properties, Inc., a Delaware corporation; Key Electrical Supply, Inc., a Texas corporation; IES Operations Group, Inc., a Delaware corporation; ICS Holdings LLC, an Arizona limited liability company; and each other Person that becomes a guarantor after the Closing Date or otherwise executes and delivers a Guaranty pursuant to Section 6.16, and each of them is a “Guarantor”.

“Guaranty” means that certain general continuing guaranty, dated as of even date with this Agreement, executed and delivered by each Guarantor in favor of Lender in form and substance reasonably satisfactory to Lender and any other guaranty agreement delivered at any time by a Guarantor in favor of Lender, and all of such guaranties are, collectively, the “Guaranties”.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Schedule 1.1

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising of any Borrower or any of its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Lender or another Bank Product Provider.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Information Certificate” means the Information Certificate completed and executed by the Loan Parties attached hereto as Exhibit E.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance Premium Lender” shall have the meaning set forth in the definition of Permitted Insurance Premium Indebtedness.

“Insurance Premium Loan Documents” shall have the meaning set forth in the definition of Permitted Insurance Premium Indebtedness.

Schedule 1.1

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to the Specified Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Lender’s rights under the Loan Documents.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Rate” means an interest rate equal to Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes.

“Interest Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date), the applicable margin set forth in the following table that corresponds to the most recent Liquidity and Fixed Charge Coverage Ratio calculations delivered to Lender pursuant to Section 6.1 and accepted by Lender in its Permitted Discretion; provided, however, that (i) the Interest Rate Margin shall be the margin set forth below as “Level I” for the period from the Closing Date through the thirtieth (30th) day following the date of delivery to Lender of the Liquidity and Fixed Charge Coverage calculation delivered to Lender pursuant to Section 6.1 of the Agreement for the period ending February 28, 2013 and (ii) upon the occurrence and during the continuation of an Event of Default, shall be the margin set forth below as “Level I” until the next Interest Rate Margin Redetermination Date (as defined below).

Level	Liquidity/Excess Availability/Fixed Charge Coverage Ratio	Interest Rate Margin
I	If Liquidity is less than or equal to $20,000,000 at any time during such period OR Excess Availability is less than or equal to $7,500,000 at any time during such period OR Fixed Charge Coverage Ratio is less than 1.0 to 1.0	4.00 percentage points

II	If Liquidity is greater than $20,000,000 at all times during such period and less than or equal to $30,000,000 at any time during such period AND Excess Availability is greater than $7,500,000 at all times during such period AND Fixed Charge Coverage Ratio is 1.0 to 1.0 or greater	3.50 percentage points

III	If Liquidity is greater than $30,000,000 at all times during such period AND Excess Availability is greater than $7,500,000 at all times during such period AND Fixed Charge Coverage Ratio is 1.0 to 1.0 or greater	3.00 percentage points

Schedule 1.1

Except as set forth in the foregoing proviso, the Interest Rate Margin shall be re-determined quarterly on the first Business Day of each calendar quarter (such date being the “Interest Rate Margin Redetermination Date”) based upon the Liquidity and Fixed Charge Coverage Ratio for the immediately preceding calendar quarter. In the event that the information contained in any certificate delivered pursuant to Section 6.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Interest Rate Margin for any period than the Interest Rate Margin actually applied for such interest rate period, then (i) Borrowers shall immediately deliver to Lender a correct certificate for such period, (ii) the Interest Rate Margin shall be determined as if the correct Interest Rate Margin (as set forth in the table above) were applicable for such period, and (iii) Borrowers shall immediately deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Interest Rate Margin for such interest rate period, which payment shall be promptly applied by Lender to the affected Obligations. In the event that the information contained in any certificate delivered pursuant to Section 6.1 of the Agreement reflects that an Event of Default existed as of the Interest Rate Margin Redetermination Date, (i) the Interest Rate Margin shall be determined as if the Interest Rate Margin set forth above as “Level I” were applicable as the first date of the existence of such Event of Default and (ii) Borrowers shall immediately deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Interest Rate Margin for such interest rate period, which payment shall be promptly applied by Lender to the affected Obligations. In the event the Borrowers fail to timely deliver any certificate, report or other documentation necessary for determination of the Interest Rate Margin, the Interest Rate Margin shall be the margin set forth above as “Level I” from the date of such failure until the next Interest Rate Margin Redetermination Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $250,000 in the aggregate during any fiscal year of Borrowers, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Job Site” any site specified in a contract where any Borrower is to perform the specialized electrical and communication services required thereunder, including all other labor, materials, equipment and services provided or to be provided to fulfill its obligations thereunder.

“Lender” has the meaning specified therefor in the preamble to this Agreement and its successors and assigns.

Schedule 1.1

“Lender Expenses” means all (a) reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries or any Guarantor under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out of pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) fees and expenses to initiate electronic reporting by Borrowers to Lender, (g) reasonable out-of-pocket examination fees and expenses (including reasonable travel, meals, and lodging) of Lender related to any inspections, examinations, audits or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (h) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Loan Party or any of its Subsidiaries, (i) Lender’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including reasonable travel, meals, and lodging), or amending the Loan Documents, (j) Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (k) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Representatives” has the meaning specified therefor in Section 17.8(a).

“Lender-Related Persons” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Lender’s Liens” mean the Liens granted by Borrowers and their Subsidiaries to Lender under the Loan Documents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender.

Schedule 1.1

“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrowers agree to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.

“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance under the Revolving Credit Facility.

“Liberty Mutual” means Safeco Insurance Company of America, a Washington corporation or any of its Affiliates or Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the sum of (i) Borrowers’ Qualified Cash and (ii) Excess Availability.

“Loan Account” has the meaning specified therefor in Section 2.8.

“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Control Agreements, the Cash Management Documents, the Guaranty, the Federal Insurance and Liberty Mutual Intercreditor; the Chartis Intercreditor, the Tontine Note, the Letters of Credit, the Patent and Trademark Security Agreement, any Copyright Security Agreement, any note or notes executed by any Borrower in

Schedule 1.1

connection with this Agreement and payable to Lender, any Letter of Credit Applications and other Letter of Credit Agreements entered into by any Borrower in connection with this Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and Lender in connection with this Agreement, but specifically excluding all Hedge Agreements.

“Loan Management Service” means Lender’s proprietary automated loan management program currently known as “Loan Manager” and any successor service or product of Lender which performs similar services.

“Loan Parties” means collectively, each Borrower and each Guarantor and each of them is a “Loan Party”.

“Lockbox” means “Lockbox” as defined and described in the Cash Management Documents.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers, Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any Loan Party to perform its obligations under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower any Loan Party or its Subsidiaries, or (d) any claim is made against any Borrower or any Loan Party which if determined adversely to any Borrower any Loan Party or any of its Subsidiaries, would result in the occurrence of an event described in clauses (a), (b) or (c) above.

“Material Contract” means, an agreement to which a Loan Party is a party (other than the Loan Documents (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 2.9.

“Maximum Credit” means $30,000,000.

“Maximum Revolver Amount” means $30,000,000, decreased by permanent reductions in such amount made in accordance with Section 2.11.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Net Liquidation Percentage” means the percentage of the Value of a Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as set forth in the most recent acceptable appraisal received by Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected or approved by Lender with such most recent acceptable appraisal to be in form, scope, methodology and content acceptable to Lender.

Schedule 1.1

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Revolving Credit Facility;

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description in each case owing by any Loan Party to Lender or its Affiliates or any Bank Product Provider or its Affiliates pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that any Borrower or any other Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Overadvance Amount” has the meaning specified therefor in Section 2.4(f).

“Parent” means Integrated Electrical Services, Inc., a Delaware corporation.

“Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the owner of any Stock in a Borrower on taxable income earned by a Borrower and attributable to such owner of Stock as a result of such Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner of Stock is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners of Stock from or through such Borrower.

“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Loan Party’s rights corresponding thereto throughout the world.

Schedule 1.1

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement executed and delivered by the applicable Loan Party in favor of Lender, in form and substance acceptable to Lender.

“Patriot Act” has the meaning specified therefor in Section 5.18 of Exhibit D to this Agreement.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any of its Subsidiaries or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted 2012 Charges” means certain non-recurring charges agreed to by Lender in its sole discretion and not exceeding $1,000,000 in the aggregate, provided that Lender shall have established a Reserve in at least such amount.

“Permitted Discretion” means a determination made in the exercise of the good faith judgment of Lender.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business or no longer required in the ordinary course of business;

(b) sales of Inventory to buyers in the ordinary course of business;

(c) the granting of Permitted Liens;

(d) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to this Agreement;

(e) the making of a Permitted Investment;

(f) Reserved;

(g) a disposition of that certain real property located at 220 8th Avenue, Glen Burnie, Baltimore, MD, provided the net proceeds thereof shall be an amount not less than $1,000,000; and

(h) other dispositions which do not exceed $500,000 in any fiscal year in the aggregate.

“Permitted Holder” means Tontine.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents;

(b) Indebtedness set forth on Schedule 5.19 to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

Schedule 1.1

(d) endorsement of instruments or other payment items for deposit;

(e) the incurrence by any Borrower of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Borrower’s operations and not for speculative purposes;

(f) Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;

(g) Indebtedness constituting Permitted Investments;

(h) Indebtedness consisting of the Tontine Subordinated Debt or any Refinancing Indebtedness in respect of such Indebtedness incurred in accordance with Section 6.17;

(i) Indebtedness in the form of reimbursement obligations for Surety Bonds procured in ordinary course of business consistent with past practices, provided such Surety Bonds are issued pursuant to a bonding program acceptable to Lender;

(j) Indebtedness consisting of Permitted Insurance Premium Financing Indebtedness; and

(k) other unsecured Indebtedness in an amount that shall not exceed $500,000 in the aggregate at any time.

“Permitted Insurance Premium Financing Indebtedness” means (a) Indebtedness evidenced by that certain insurance premium financing agreement with Aon Premium Finance, LLC dated as of November 1, 2011 and (b) Indebtedness arising under or in connection with the financing by any Loan Party of any insurance premiums, in which the insurance premium financier (the “Insurance Premium Lender”) has agreed in writing for the benefit of Lender that (i) the Insurance Premium Lender shall provide Lender with 30 days prior written notice of any intended cancellation of a financed insurance policy (such notice to include a brief description of the grounds for cancellation and the actions necessary to cure any breach or default), (ii) Lender shall have the right, but not the obligation, to cure any breach or default by the Loan Parties under the insurance premium financing arrangement (the “Insurance Premium Loan Documents”) (and any fees, expenses, costs, or other sums paid by Lender to effectuate such a cure shall constitute a Protective Advance), (iii) any Lien of such Insurance Premium Lender is at all times junior in priority to the Liens in favor of Lender (except with respect to unearned premiums or otherwise to the extent such Liens have priority under applicable law), and (iv) if the Insurance Premium Lender sells, assigns, or otherwise transfers the Insurance Premium Loan Documents or the loan represented by the Insurance Premium Loan Documents, whether in whole or in part, the Insurance Premium Lender shall require that any such purchaser, assignee, or transferee agrees (in writing) to be bound by the foregoing terms and conditions.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to a Borrower, (b) a Borrower to a Loan Party in an amount of up to $500,000 in the aggregate at any time, (c) a Subsidiary of a Loan Party which is not a Loan Party to another Subsidiary of a Loan Party which is not a Loan Party, or (c) a Subsidiary of a Loan Party which is not a Loan Party to a Loan Party, in each case, unless Lender otherwise agrees, so long as the parties thereto are party to an intercompany subordination agreement with Lender and/or the rights of the lending party with respect thereto have been collaterally assigned to Lender, in each case, in form and substance satisfactory to Lender in its Permitted Discretion.

Schedule 1.1

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of Goods or services in the ordinary course of business;

(d) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1;

(e) Permitted Intercompany Advances; and

(f) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (g) of the definition of Permitted Indebtedness;

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Lender to secure the Obligations;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 9.3;

(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(g) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(h) Reserved,

(i) Liens in favor of Sureties in the Surety Collateral securing reimbursement obligations for Surety Bonds procured by a Borrower in the ordinary course of business consistent with past practices pursuant to a bonding program acceptable to Lender; provided, that such Surety has,

Schedule 1.1

pursuant to documentation satisfactory to Lender in the good faith exercise of its credit judgment: (a) agreed not to require segregation of funds as to its Bonded Collateral without the prior written consent of Lender (though Federal Insurance Company, Liberty Mutual and Chartis will be permitted such segregation upon a default under the Bonded Contract and notice to Lender from Federal Insurance Company provided that the Federal Insurance and Liberty Mutual Intercreditor or the Chartis Intercreditor, as applicable, is in full force and effect) and (b) (i) acknowledged and agreed that pursuant to the Loan Parties’ cash management system established in connection with this Agreement, proceeds of the Surety Collateral, including Accounts arising from the Bonded Contracts (collectively, “Bonded Contract Proceeds”) may be commingled with proceeds of other Accounts and other Property of Borrowers in the Collection Account and other Deposit Accounts in which Lender has, or in the future may have, security interests, Liens or other rights, and (ii) consented to such commingling and to security interests, Liens or other rights in the Collection Account and such other Deposit Accounts, and (iii) released and waived any and all security interests and other legal and equitable rights and interests that it may then or thereafter have (as secured party, subrogee, trust fund beneficiary, or otherwise) in or to (A) the Collection Account and such other Deposit Accounts and (B) Bonded Account Proceeds that from time to time are in the Collection Account and such other Deposit Accounts are in the possession of Lender, that have been applied to indebtedness, liabilities or obligations from time to time owing to Lender by Borrowers, or have otherwise been removed from, set off against or applied from the Collection Account and such other Deposit Accounts;

(j) Liens granted to an Insurance Premium Lender as security for Permitted Insurance Premium Financing Indebtedness;

(k) statutory Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) arising in the ordinary course of business of a Loan Party or a Subsidiary, but only if and for long as (x) payment in respect of any such Lien is not yet delinquent or any such Lien is subject to a Permitted Protest and (y) such Liens do not materially detract from the value of the assets of such Loan Party or Subsidiary and do not materially impair the use thereof in the operation of such Loan Party’s or such Subsidiary’s business;

(l) Liens securing Indebtedness under clauses (b) and (c) of the definition of Permitted Intercompany Advances;

(m) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of borrowed Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Lender;

(n) general exceptions to title consisting of easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances that are on real property of such Loan Party that do not materially interfere with the ordinary conduct of the business of such Loan Party or such Subsidiary;

(o) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collection bank arising under the Code on checks, drafts, or other items of payment in the course of collection; and

(p) such other Liens as Lender in its sole discretion may hereafter approve in writing.

Schedule 1.1

“Permitted Petty Cash Account” means Borrowers’ Petty Cash Account #264267 at Bruning State Bank, provided that the balance in such account at no time exceeds $100,000.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of any Borrower or any other Loan Party or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on books and records of such Borrower, such other Loan Party or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower, Loan Party or Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, no such Lien has priority over Lender’s Liens and there will otherwise be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $750,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower or any of its Subsidiaries or any ERISA Affiliate.

“Pledged Companies” means each Person listed on Schedule 5.1(c) to the Information Certificate as a “Pledged Company”, together with each other Person, all or a portion of whose Stock is acquired or otherwise owned by a Loan Party after the Closing Date.

“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Stock now owned or hereafter acquired by such Loan Party, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit F.

“Pledged Operating Agreements” means all of each Loan Party’s rights, powers, and remedies under the limited liability company agreements of each of the Pledged Companies that are limited liability companies.

Schedule 1.1

“Pledged Partnership Agreements” means all of each Borrower’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.

“Proceeds” has the meaning specified therefor in the definition of “Collateral” set forth in Schedule 1.1.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means each Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, (c) Availability projections, and (d) cash flow statements, all prepared on a basis consistent with such Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advance” has the meaning specified therefor in Section 2.3(d).

“PTO” means the United States Patent and Trademark Office.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of each Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is maintained by Lender and accordingly under the “control” Lender in accordance with Section 9-104(a)(1) of the Code.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

Schedule 1.1

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials in each case as required by Environmental Laws.

“Reserves” means, as of any date of determination, the sum of (a) an amount or percent of a specified item or category of items that Lender establishes from time to time in its Permitted Discretion to reduce Availability under the Borrowing Base or the Maximum Revolver Amount to reflect (i) such matters, events, conditions, contingencies or risks which affect or which may reasonably be expected to affect the assets, business or prospects of a Borrower, any other Loan Party or the Collateral or its value or the enforceability, perfection or priority of Lender’s Liens in the Collateral, or (ii) Lender’s judgment that any collateral report or financial information relating to a Borrower or any other Loan Party delivered to Lender is incomplete, inaccurate or misleading in any material respect, plus (b) the Dilution Reserve, the Bank Product Reserve Amount and the Permitted 2012 Charges.

“Restricted Junior Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution on account of Stock issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by any Loan Party, or (b) any purchase, redemption, or other acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Stock issued by any Loan Party; provided so long as no Default or Event of Default exists or would result therefrom, repurchases of Stock issued by Parent solely to satisfy federal income tax withholding obligations of employees with respect to stock-based compensation issued to them in accordance with applicable compensation plans shall not be deemed a Restricted Junior Payment so long as such repurchases are made in the ordinary course of business and in an aggregate amount not to exceed $1,500,000 in any fiscal year of Borrowers.

Schedule 1.1

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Revolving Credit Facility” means the revolving line of credit facility described in Section 2.1 pursuant to which Lender provides Advances to Borrowers and issues Letters of Credit for the account of Borrowers.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Interest” has the meaning specified therefor in Section 3.1.

“Solvent” means, with respect to any Person on a particular date, that, (i) at fair valuations, the sum of such Person’s assets (and including as assets for this purpose all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) is greater than all of such Person’s debts and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability); and (ii) such Person is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof.

“Specified Surety Agreements” means the agreements with Chartis, Federal Insurance Company and/or Liberty Mutual listed on Schedule 5.31 to the Information Certificate.

“Springing Lockbox Event” has the meaning specified therefor in Section 2.4(b).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

Schedule 1.1

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Surety” means any Person that issues a Surety Bond.

“Surety Bond” means any surety bond, insurance policy, indemnity agreement, guaranty, letter or credit or other instrument provided by a third party (i.e., excluding an Affiliate of the obligor) to an oblige to assure the payment by and/or performance of an obligor.

“Surety Collateral” (a) all of the right, title and interest of the Borrowers in and to all existing and future Bonded Contracts and associated contract rights; (b) Bonded Accounts; (c) all claims, rights and choses in action against any account debtor on any Surety Bond or against any other Person with respect to any Surety Bond or Bonded Contract; (d) to the extent assignable (other than to the extent that any such prohibition and assignment term would be rendered ineffective pursuant to applicable law) all rights and actions that any Borrower may have or acquire in any subcontract, purchase order or other agreement in connection with any Bonded Contract, and against any subcontract, purchase order or other agreement with any Person furnishing or agreeing to furnish or supply vehicles, labor, supplies, machinery or other inventory or equipment in connection with or on account of any Bonded Contract, and against any surety or sureties of any such subcontractor, laborer or other Person; (e) Bonded Equipment; (f) Bonded Inventory; (g) any and all books, accounts, computer software and other computer-stored information, and any and all drawings, plans, specifications, shop and as-built drawings, in each case, used in or necessary to fully perform all obligations and services required of any Borrower under the Bonded Contracts; (h) all progress schedules, work in process schedules (including, but not limited to, estimates of completion costs), accounts receivable ledgers, accounts payable ledgers and estimates of completion costs relating to any and all Bonded Contracts, and (i) any and all proceeds (other than such proceeds which are negotiable instruments or cash or Cash Equivalents in the possession or control of Lender) remaining due to Borrowers and products arising with respect thereto.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude any tax imposed on the net income or net profits of Lender (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof in which Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Lender’s principal office is located in each case as a result of a present or former connection between Lender and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).

“Termination Date” has the meaning specified therefor in Section 2.9.

“Tontine” means Tontine Capital Partners L.P. and its respective Affiliates

Schedule 1.1

“Tontine Lenders” means, collectively, Tontine Capital Overseas Master Fund II, L.P. and any Affiliate of Tontine that joins in and becomes party to the Tontine Subordinated Debt Documentation in accordance with the terms thereof.

“Tontine Note” means that certain Amended and Restated Senior Subordinated Note dated on or about the Closing Date, in the aggregate original principal amount of $10,000,000 payable by Borrowers to Tontine Lenders, as the same may be amended, amended and restated or otherwise modified from time to time in accordance with its terms and this Agreement.

“Tontine Subordinated Debt” means unsecured Subordinated Debt of Borrowers in an aggregate principal amount not to exceed $10,000,000, plus any additional principal resulting from any in kind interest payment as permitted by the Tontine Subordinated Debt Documentation payable to the Tontine Lenders pursuant to the Tontine Subordinated Debt Documentation

“Tontine Subordinated Debt Documentation” means collectively, (a) the Tontine Note and (b) that certain Note Purchase Agreement, dated as of December 11, 2007, among the Tontine Lenders and Borrowers, as amended by that certain First Amendment to Note Purchase Agreement dated on or about the Closing Date, as the same may be amended, amended and restated or otherwise modified from time to time in accordance with its terms and this Agreement.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (vi) all of each Loan Party’s rights corresponding thereto throughout the world.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unused Amount” has the meaning specified therefor in Schedule 2.12 of this Agreement.

“URL” means “uniform resource locator,” an internet web address.

“Value” means, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided that for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Lender, if any.

“Voidable Transfer” has the meaning specified therefor in Section 17.7.

Schedule 1.1

b. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Lender that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies any Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and each Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

c. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise.

d. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto.

Schedule 1.1

e. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Schedule 1.1

Schedule 2.12

TO CREDIT AND SECURITY AGREEMENT

Borrowers shall pay to Lender each of the following fees:

On the Closing Date:

Origination Fee. A one time origination fee of $300,000 which shall be fully earned and payable upon the execution of this Agreement.

Monthly:

(a) Unused Fee. An unused line fee of one half of one percent (.50%) per annum of the daily average of the Maximum Revolver Amount reduced by outstanding Advances (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(b) Collateral Monitoring Fee. A fee equal to the collateral fee rate set forth in the following table that corresponds to the then applicable “Level” established pursuant to the definition of Interest Rate Margin. Such collateral monitoring fee is due and payable monthly in arrears on the first (1st) day of each month and on the Termination Date.

Level Applicable under “Interest Rate Margin Definition	Collateral Monitoring Fee Rate
I	$2,000
II	$1,500
III	$1,000

The collateral monitoring fee rate shall be re-determined on each Interest Rate Redetermination Date as further described in the definition of Interest Rate Margin. In the event that the applicable “Level” is subsequently corrected (as described in the Interest Rate
Margin definition) and such change would have led to the application of a higher collateral monitoring fee rate for any period, then the collateral monitoring fee rate shall be determined as if the correct collateral monitoring fee rate (as set forth in the table above)
were applicable for such period, and Borrowers shall immediately deliver to Lender full payment in respect of the accrued additional collateral monitoring fee as a result of such increased collateral monitoring fee rate for such period.

(c) Cash Management and Other Service Fees. Service fees to Lender for Cash Management Services provided pursuant to the Cash
Management Documents, Bank Product Agreements or any other agreement entered into by the parties, including Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise) in the amount prescribed in Lender’s current service fee schedule.

(d) Letter of Credit Fees. A Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e))
which shall accrue at a per annum rate equal to the applicable Interest Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, payable in arrears on the first day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or been returned for cancellation. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any
Letter of Credit and honoring of draws under any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

Schedule 2.12

Upon demand by Lender or as otherwise specified in this Agreement:

(a) Collateral Exam Fees, Costs and Expenses. Lender’s fees, costs and expenses in connection with any collateral exams, audits or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams, audits or inspections (which fees are currently $125 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam, audit, or inspection ; provided, however, (i) so long as no Default or
Event of Default shall have occurred and be continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related to no more than three (3) such collateral exams, audits and inspections per fiscal year, and (ii) after the first anniversary of the
Closing Date, so long as (x) no Default or Event of Default shall have occurred and be continuing during such fiscal year and (y) the applicable Interest Rate Margin has been designated at “Level 2” or “Level 3” (as described in the definition of Interest Rate Margin)
at all times during such fiscal year, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related to not more than two (2) such collateral exams, audits and inspections for such fiscal year. In addition, Borrowers shall be obligated to reimburse
Lender for all fees, costs and expenses related to any collateral exams, audits or inspections obtained prior to the Closing Date.

(b) Appraisal Fees, Costs and Expenses. Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related to not more than one (1) appraisal of Borrowers’ Inventory during each fiscal year.

(c) Termination and Reduction Fees. If (i) Lender terminates the Revolving Credit Facility after the occurrence of an Event of Default,
(ii) Borrowers terminate the Revolving Credit Facility on a date prior to the Maturity Date, or (iii) Borrowers reduce the Maximum
Revolver Amount or if Borrowers and Lender agree to reduce the Maximum Revolver Amount, then Borrowers shall pay Lender as liquidated damages (and not as a penalty) a termination or reduction fee in an amount equal to a percentage of the Maximum Credit in the case of a termination of the Revolving Credit Facility, a percentage of the amount of reduction of the Maximum Revolver Amount in the case of a reduction in the Maximum Revolver Amount calculated as follows: (A) two percent (2.00%) if the termination or reduction occurs on or before the first anniversary of the first Advance; and (B) one percent (1.00%) if the termination or reduction occurs after the first anniversary of the first Advance. If, with the consent of Lender (which consent may be withheld by Lender in its sole discretion), the Credit Facility is transferred to another Subsidiary or operating division of Lender within eighteen (18) months after the Closing Date, such transfer shall not be deemed a termination resulting in the payment of termination or reduction fees provided that Borrowers agree, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement in the event that any credit facilities extended after such transfer are thereafter terminated early.

Schedule 2.12

Schedule 6.1

TO CREDIT AND SECURITY AGREEMENT

Deliver to Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Lender:

as soon as available, but in any event within 30 days after the end of each month

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to the Borrowers and their respective Subsidiaries during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement, as well as calculations of Liquidity, Excess Availability and Fixed Charge Coverage Ratio.

as soon as available, but in any event within 45 days after the end of each fiscal quarter

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to the Borrowers and their respective Subsidiaries during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement, as well as calculations of Liquidity, Excess Availability and Fixed Charge Coverage Ratio.

as soon as available, but in any event within 120 days after the end of each fiscal year

(a) consolidated and consolidating financial statements of Borrowers and their respective Subsidiaries for such fiscal year, audited by Ernst & Young or another independent certified public accountant reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management); and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement, as well as calculations of Liquidity, Excess Availability and Fixed Charge Coverage Ratio.

Schedule 6.1

as soon as available, but in any event on or before the last day of each fiscal year,	(a) copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer of Borrowers as being such officer’s good faith estimate of the financial performance of the Borrowers and their respective Subsidiaries during the period covered thereby.

if and when filed by any Borrower,

(a) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(b) any other filings made by any Borrower with the SEC; and

(c) any other information that is provided by any Borrower to its shareholders generally.

Schedule 6.1

Schedule 6.2

TO CREDIT AND SECURITY AGREEMENT

Provide Lender with each of the documents and information set forth below at the following times in form and substance satisfactory to Lender:

On or prior to the twenty-third (23rd) day of each month or more frequently if Lender requests

(a) a Borrowing Base Certificate;

(b) an Account roll-forward with supporting details to the extent requested by Lender;

(c) to the extent requested by Lender, notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s and its Subsidiaries’ Accounts; and

(d) to the extent requested by Lender, copies of invoices together with corresponding shipping and delivery documents and credit memos together with corresponding supporting documentation with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Lender from time to time.

On or prior to the twenty-third (23rd) day of each month or more frequently if Lender requests	(a) to the extent Borrowers have requested that Lender make any Advances on its Inventory, Inventory system/perpetual reports specifying the cost of each Borrower’s and its Subsidiaries’ Inventory, by location and by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting).

On or prior to the twenty-third (23rd) day of each month or more frequently if Lender requests

(a) a monthly Account roll-forward, in a format acceptable to Lender in its discretion;

(b) a detailed aging of each Borrower’s Accounts, together with a reconciliation to the monthly Account roll-forward and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting);

(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base;

(d) to the extent Borrowers have requested that Lender make any Advances on its Inventory, a detailed Inventory system/perpetual report (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting);

(e) to the extent Borrowers have requested that Lender make any Advances on its Inventory, a detailed calculation of Inventory categories that are not eligible for the Borrowing Base;

(f) a summary aging, by vendor, of each Borrower’s and its Subsidiaries’ accounts payable (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting); and

(g) a detailed report regarding each Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

Schedule 6.2

On or prior to the twenty-third (23rd) day of each month or more frequently if Lender requests	(a) a reconciliation of Accounts aging, trade accounts payable aging, and Inventory perpetual of each Borrower to the general ledger and the monthly financial statements, including any book reserves related to each category.

Annually, or more frequently, if requested by Lender	(a) a detailed list of each Borrower’s and its Subsidiaries’ customers, with address and contact information.

Upon request by Lender

(a) copies of purchase orders and invoices for Inventory and Equipment acquired by each Borrower or its Subsidiaries, and

(b) such other reports and information as to the Collateral and as to each as Lender may reasonably request.

Schedule 6.2

EXHIBIT A

TO CREDIT AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Wells Fargo Bank, National Association
[ ]
Attn: [Portfolio Manager]

Re:	Compliance Certificate dated [ ]

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement ( as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of August 9, 2012, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, (“Lender”), INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation; IES COMMERCIAL & INDUSTRIAL, LLC, a Delaware limited liability company; IES COMMERCIAL, INC., a Delaware corporation; IES CONSOLIDATION, LLC, a Delaware limited liability company; IES MANAGEMENT, LP, a Texas limited partnership; IES MANAGEMENT ROO, LP, a Texas limited partnership; IES PROPERTIES, INC., a Delaware corporation; IES PURCHASING & MATERIALS, INC., a Delaware corporation; IES RESIDENTIAL, INC., a Delaware corporation; IES SHARED SERVICES, INC., a Delaware corporation; IES TANGIBLE PROPERTIES, INC., a Delaware corporation; INTEGRATED ELECTRICAL FINANCE, INC., a Delaware corporation; (each, individually a “Borrower”, and collectively, the “Borrowers”), IES OPERATIONS GROUP, INC., a Delaware corporation and ICS HOLDINGS LLC, an Arizona limited liability company (each, individually a (“Guarantor”), and collectively, the “Guarantors”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 6.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies that:

1. Attached is the financial information of Borrowers and their Subsidiaries which is required to be furnished to Lender pursuant to Section 6.1 of the Credit Agreement for the period ended             ,             (the “Reporting Date”). Such financial information has been prepared in accordance with GAAP [(except for year-end adjustments and the lack of footnotes)]1 , and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of each Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 6.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default.

4. The representations and warranties of each Loan Party and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date).

[1]	Exclude bracketed language with annual audits

Exhibit A

5. Borrowers’ Liquidity, Excess Availability and Fixed Charge Coverage Ratio calculations are demonstrated on Schedule 1 hereof.

6. As of the Reporting Date, the Borrowers and their respective Subsidiaries are in compliance with the applicable covenants contained in Section 8 of the Credit Agreement, if applicable, as demonstrated on Schedule 1 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this [            ] day of [            ], [            ].

INTEGRATED ELECTRICAL SERVICES, INC.

By:
Name:
Title:

Exhibit A

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Financial Covenants

I further certify that (Please check and complete each of the following):

1. Liquidity and Excess Availability. (a) Borrowers’ and their Subsidiaries’ Liquidity [was][was not] less than $20,000,000, at any time during the subject period, and Excess Availability [was][was not] less than $7,500,000 at any time during such period, which [does/does not] result in a FCCR Testing Period and (b) Borrowers’ and their Subsidiaries Liquidity [was][was not] less then $10,000,000 at any time during the subject period, which [does/does not] result in a Springing Lockbox Event. Attached to this Schedule 1 are calculations supporting the foregoing statements.

2. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the Borrowers and their Subsidiaries, measured on a trailing twelve-month basis, for the monthly period ending on the Reporting Date is             to 1.0 [which [does/does not] satisfy the requirement set forth in Section 8(a) of the Credit Agreement that the Fixed Charge Coverage Ratio be not less than 1.0 to 1.0 as required during the trailing twelve-month period ending on the Reporting Date].2 Attached to this Schedule 1 are calculations supporting the foregoing calculation with respect to the Fixed Charge Coverage Ratio.

[2]	Use when Liquidity < $20MM; Excess Availability < $10MM.

Schedule 1

EXHIBIT B

TO CREDIT AND SECURITY AGREEMENT

CONDITIONS PRECEDENT

The obligation of Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions precedent:

(a) [Reserved];

(b) Lender shall have received a letter duly executed by each Borrower and each other Loan Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents;

(c) Lender shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

(d) Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i) this Agreement and the other Loan Documents,

(ii) the Cash Management Documents,

(iii) the Control Agreements,

(iv) a disbursement letter executed and delivered by each Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender,

(v) the Guaranty,

(vi) Chartis Intercreditor Agreement,

(vii) Federal Insurance Company and Liberty Mutual Intercreditor Agreement, and

(viii) a letter, in form and substance satisfactory to Lender, from Existing Lender to Lender with respect to the amount necessary to repay in full all of the obligations of the Borrowers and their Subsidiaries owing to Existing Lender (and any other lenders under Borrowers’ current loan facility with Existing Lender) and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Loan Parties and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of the Loan Parties and their Subsidiaries;

(e) Lender shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

Exhibit B

(f) Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified as true, correct and complete by the Secretary of such Loan Party;

(g) Lender shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h) Lender shall have received copies of the policies of insurance and certificates of insurance, together with the endorsements thereto, as are required by Section 6.6, the form and substance of which shall be satisfactory to Lender;

(i) Lender shall have received an opinion of each Loan Party’s counsel in form and substance satisfactory to Lender;

(j) Borrowers shall have (i) Excess Availability of at least $15,000,000 and (ii) Liquidity of at least $24,000,000, in each case, after giving effect to (a) the initial extensions of credit hereunder and (b) the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(k) Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral examination and review of each Borrower’s and its Subsidiaries Books and verification of each Loan Party’s representations and warranties to Lender, the results of which must be satisfactory to Lender, and (ii) an inspection of each of the locations where the Inventory of each Loan Party and its Subsidiaries is located, the results of which must be satisfactory to Lender;

(l) Lender shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Borrower’s senior management and key principals, and each other Loan Party, the results of which shall be satisfactory to Lender;

(m) Lender shall have received an appraisal of the Net Liquidation Percentage applicable to the Inventory of each Borrower, the results of which must be satisfactory to Lender;

(n) Lender shall have received a set of Projections of Borrowers for the one (1) year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender;

(o) Borrowers shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(p) Each Loan Party and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

Exhibit B

(q) Lender shall have received all of Borrowers’ Material Contracts and other material customer and supply contracts and lease agreements, which shall be in form and substance satisfactory to Lender;

(r) since the date of the most recent financial statements delivered to Lender, no event, circumstance, or change shall have occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries;

(s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender;

(t) Lender shall have received fully executed copies of the Tontine Subordinated Debt Documentation in form and substance satisfactory to Lender; and

(u) Lender shall have received final credit approval for the Credit Facility and the transactions described in this Agreement.

Exhibit B

EXHIBIT C

TO CREDIT AND SECURITY AGREEMENT

CONDITIONS SUBSEQUENT

1. Lender shall have received Collateral Access Agreements with respect to the leased property located at 5433 Westheimer, Suite 500, Houston, TX 77056, within forty five (45) days after the Closing Date.

2. Lender shall have received each of the Chartis Intercreditor and the Federal Insurance and Liberty Mutual Intercreditor, in form and substance satisfactory to Lender in its sole discretion, duly executed and in full force and effect, on or before August 17, 2012.

3. Lender shall have received an effective Additional Insured Endorsement as required by Section 6.6, within thirty (30) days after the Closing Date.

4. Lender shall have received documentation evidencing the termination and release of record of all Liens existing in favor Existing Lender (including without limitation Liens in respect of Real Property and motor vehicles, but excluding those in respect of UCC financing statements and Pledged Interests (which shall have been terminated and released on or immediately following occurrence of the Closing Date) and certain permitted cash collateral), within sixty (60) days after the Closing Date.

Exhibit C

EXHIBIT D

TO CREDIT AND SECURITY AGREEMENT

REPRESENTATIONS AND WARRANTIES

5.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party and each Subsidiary of each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 5.1(b) to the Information Certificate is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.1(b) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.1(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.1(c) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any capital stock or any Loan Party or of any of its Subsidiaries, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of

Exhibit D

any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

5.3 Governmental and Other Consents. No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (a) for the grant of a Lien by such Loan Party in and to the Collateral pursuant to this Agreement or the other Loan Documents or for the execution, delivery, or performance of this Agreement by such Loan Party, or (b) for the exercise by Lender of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally. Except as set forth on Schedule 5.3 to the Information Certificate, no Intellectual Property License of any Loan Party that is necessary to the conduct of such Loan Party’s business requires any consent of any other Person in order for such Loan Party to grant the security interest granted hereunder in such Loan Party’s right, title or interest in or to such Intellectual Property License.

5.4 Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1 and most recent collateral reports delivered pursuant to Section 6.2, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

5.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The exact legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 5.6(a) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 5.6(b) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

Exhibit D

(c) The tax identification number and organizational identification number, if any, of each Loan Party and each of its Subsidiaries are identified on Schedule 5.6(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any asserted Commercial Tort Claims or, to its knowledge, holds any unasserted Commercial Tort Claims, in either case, that exceed $500,000 in amount, except as set forth on Schedule 5.6(d) to the Information Certificate.

5.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 5.7(b) to the Information Certificate sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $500,000 in any one case or in excess of $1,500,000 in the aggregate that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against any Loan Party or any of its Subsidiaries, including (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of any Loan Party or any Subsidiary in connection with such actions, suits, or proceedings is covered by insurance.

5.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and, taken as a whole, present fairly in all material respects, the consolidated financial condition of the Loan Parties and their Subsidiaries as of the date thereof and results of operations for the period then ended. Since the date of the most recent financial statement delivered to Lender, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

5.10 Fraudulent Transfer.

(a) Each Loan Party (other than Guarantors) is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

Exhibit D

(c) No Loan Party that is a Guarantor has any operations or owns any material assets.

5.11 Employee Benefits. No Loan Party, none of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.12 Environmental Condition. Except as set forth on Schedule 5.12 to the Information Certificate, (a) to each Loan Party’s knowledge, no properties or assets of any Loan Party or any of its Subsidiaries have ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.13 Intellectual Property. Each Loan Party and each of its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted.

5.14 Leases. Each Loan Party and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or the applicable Subsidiary exists under any of them.

5.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.15 to the Information Certificate (as updated pursuant to Section 6.12(j)(iv)) is a listing of all of the Deposit Accounts and Securities Accounts of each Loan Party and each of its Subsidiaries, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

Exhibit D

The Projections most recently delivered to Lender represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, each Borrowers’ good faith estimate, on the date such Projections are delivered, of the future performance of a Loan Party or any of its Subsidiaries for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender.

5.17 Material Contracts. Set forth on Schedule 5.17 to the Information Certificate (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and each of its Subsidiaries as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 6.1; provided, however, that any Borrower may amend Schedule 5.17 to the Information Certificate to add additional Material Contracts so long as such amendment occurs by written notice to Lender on the date that such Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary and, to such Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary.

5.18 Patriot Act. To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of its Subsidiaries or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19 Indebtedness. Set forth on Schedule 5.19 to the Information Certificate is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

5.20 Payment of Taxes. Except as otherwise permitted under Section 6.5, all tax returns of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Exhibit D

5.21 Margin Stock. No Loan Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

5.22 Governmental Regulation. No Loan Party or any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.23 OFAC. No Loan Party or any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party or any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.24 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a material liability, or (c) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

5.25 [Reserved.]

5.26 Collateral.

(a) Real Property. Schedule 5.26(a) to the Information Certificate sets forth all Real Property owned by any of the Loan Parties as of the Closing Date.

Exhibit D

(b) Intellectual Property.

(i) As of the Closing Date, Schedule 5.26(b) to the Information Certificate provides a complete and correct list of: (A) all registered Copyrights owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party; (B) all Intellectual Property Licenses entered into by any Loan Party pursuant to which (x) any Loan Party has provided any license or other rights in Intellectual Property owned or controlled by such Loan Party to any other Person or (y) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party; (C) all Patents owned by any Loan Party and all applications for Patents owned by any Loan Party; and (D) all registered Trademarks owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party;

(ii) all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is necessary to the business of such Loan Party have signed agreements containing assignment of Intellectual Property rights to such Loan Party and obligations of confidentiality;

(iii) to each Loan Party’s knowledge after reasonable inquiry, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Loan Party, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change;

(iv) to each Loan Party’s knowledge after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Loan Party and necessary in to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect; and

(v) each Loan Party has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Loan Party that are necessary in the business of such Loan Party;

(c) Valid Security Interest. This Agreement creates a valid security interest in the Collateral of each Loan Party, to the extent a security interest therein can be created under the Code, securing the payment of the Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Loan Party, as a debtor, and Lender for itself and as agent for the Bank Product Providers, as secured party, in the jurisdictions listed next to such Loan Party’s name on Schedule 5.6(a) to the Information Certificate. Upon the making of such filings, Lender shall have a first priority perfected security interest in the Collateral of each Loan Party to the extent such security interest can be perfected by the filing of a financing statement, subject to Permitted Liens which are purchase money Liens. Upon filing of the Copyright Security Agreement with the United States Copyright Office, filing of the Patent and Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 5.6(a) to the Information Certificate, all action necessary or desirable to protect and perfect the Security Interest in and to on each Loan Party’s Patents, Trademarks, or Copyrights has been taken and such perfected Security

Exhibit D

Interest is enforceable as such as against any and all creditors of and purchasers from any Loan Party. All action by any Loan Party necessary to protect and perfect such security interest on each item of Collateral has been duly taken.

(d) Pledged Interests. (i) Except for the Security Interest created hereby, each Loan Party is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5.1(c) to the Information Certificate as being owned by such Loan Party and, when acquired by such Loan Party, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Stock of the Pledged Companies of such Loan Party identified on Schedule 5.1(c) to the Information Certificate as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement; (iii) such Loan Party has the right and requisite authority to pledge, the Investment Related Property pledged by such Loan Party to Lender as provided herein; (iv) all actions necessary or desirable to perfect and establish the first priority of, or otherwise protect, Lender’s Liens in the Investment Related Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by Lender (or its Lender or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer acceptable to Lender) endorsed in blank by the applicable Loan Party; (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 5.6(a) to the Information Certificate for such Loan Party with respect to the Pledged Interests of such Loan Party that are not represented by certificates, and (D) with respect to any Securities Accounts, the delivery of Control Agreements with respect thereto; and (v) each Loan Party has delivered to and deposited with Lender all certificates representing the Pledged Interests owned by such Loan Party to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Lender) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Loan Party has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject. As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Borrower hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (A) are not dealt in or traded on securities exchanges or in securities markets, (B) do not constitute investment company securities, and (C) are not held by such Loan Party in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provided that such Pledged Interests are securities governed by Section 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

5.27 Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Lender, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) owed to such Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Accounts.

5.28 Eligible Inventory. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Lender, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Inventory.

Exhibit D

5.29 Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.14).

5.30 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and of the Inventory of its Subsidiaries and the book value thereof.

5.31 Surety Agreements. No Loan Party or any of its Subsidiaries has any Surety Bond or related agreement (including any intercreditor agreements) with any Surety except as disclosed on Schedule 5.31 to the Information Certificate (including all amendments thereto).

5.32 Surety Bonds Cash and LCs. No Loan Party or any of its Subsidiaries has provided any cash collateral or letters of credit to issuers of Surety Bonds except as disclosed on Schedule 5.32 to the Information Certificate.

5.33 Bonded Contracts: No Loan Party is subject to any Bonded Contract except as disclosed on Schedule 5.33 to the Information Certificate.

Exhibit D

EXHIBIT E

TO CREDIT AND SECURITY AGREEMENT

INFORMATION CERTIFICATE

OF

INTEGRATED ELECTRICAL SERVICES, INC.

IES COMMERCIAL & INDUSTRIAL, LLC

IES COMMERCIAL, INC.

IES MANAGEMENT, LP

IES MANAGEMENT ROO, LP

IES PURCHASING & MATERIALS, INC.

IES RESIDENTIAL, INC.

INTEGRATED ELECTRICAL FINANCE, INC.

as Borrowers,

and

IES CONSOLIDATION, LLC

IES PROPERTIES, INC.

IES SHARED SERVICES, INC.

IES TANGIBLE PROPERTIES, INC.

KEY ELECTRICAL SUPPLY, INC.

IES OPERATIONS GROUP, INC.

ICS HOLDINGS LLC

as Guarantors

Dated: August 9, 2012

Wells Fargo Bank, National Association

MAC S4101-158

100 W Washington St., 15th Floor

Phoenix, AZ 85003-1808

In connection with certain financing provided or to be provided by Wells Fargo Bank, National Association (“Lender”), each of the undersigned Borrowers and Guarantors (each a “Loan Party”) represents and warrants to Lender the following information about each Loan Party (Capitalized terms not specifically defined shall have the meaning set forth in the Agreement):

1.	Attached as Schedule 5.1(b) is a complete and accurate description of (i) the authorized capital Stock of each Loan Party and its Subsidiaries, by class, and the number of shares issued and outstanding and the names of the owners thereof (including stockholders, members and partners) and their holdings, all as of the date of this Agreement, (ii) all subscriptions, options, warrants or calls relating to any shares of any Loan Party’s or its Subsidiaries’ capital Stock, including any right of conversion or exchange; (iii) each stockholders’ agreement, restrictive agreement, voting agreement or similar agreement relating to any such capital Stock; and (iv) and organization chart of each Loan Party and all Subsidiaries.

2.	Each Loan Party is affiliated with, or has ownership in, the entities (including Subsidiaries) set forth on Schedule 5.1(c).

3.	The Loan Parties use the following trade name(s) in the operation of their business (e.g. billing, advertising, etc.):

IES

ICS Holdings LLC

IES Commercial & Industrial, LLC

IES Commercial, Inc.

IES Consolidation, LLC

IES Operations Group, Inc.

IES Management, LP

IES Management ROO, LP

IES Properties, Inc.

Exhibit E

IES Purchasing & Materials, Inc.

IES Residential, Inc.

IES Shared Services, Inc.

IES Tangible Properties, Inc.

Integrated Electrical Finance, Inc.

Integrated Electrical Services, Inc.

Key Electrical Supply, Inc.

4.	Except as set forth on Schedule 5.3 to the Information Certificate, no Intellectual Property License of any Loan Party that is necessary to the conduct of such Loan Party’s business requires any consent of any other Person in order for such Loan Party to grant the security interest granted hereunder in such Loan Party’s right, title or interest in or to such Intellectual Property License.

5.	Each of the Loan Parties is a registered organization of the following type:

See Schedule 5.5(a)

6.	The exact legal name (within the meaning of Section 9-503 of the Code) of each Loan Party as set forth in its respective certificate of incorporation, organization or formation, or other public organic document, as amended to date is set forth in Schedule 5.5(a).

7.	Each Loan Party is organized solely under the laws of the State set forth on Schedule 5.6(a). Each Loan Party is in good standing under those laws and no Loan Party is organized in any other State.

8.	The chief executive office and mailing address of each Loan Party is located at the address set forth on Schedule 5.6(b) hereto.

9.	The books and records of each Loan Party pertaining to Accounts, contract rights, Inventory, and other assets are located at the addresses specified on Schedule 5.6(b).

10.	The identity and Federal Employer Identification Number of each Loan Party and organizational identification number, if any, is set forth on Schedule 5.6(c).

11.	No Loan Party has any Commercial Tort Claims (as described in Section 5.6(d) of Exhibit D to the Credit Agreement), except as set forth on Schedule 5.6(d).

12.	There are no judgments, actions, suits, proceedings or other litigation (as described in Section 5.7(b) of Exhibit D to the Credit Agreement) pending by or against or threatened by or against any Loan Party, any of its Subsidiaries and/or Affiliates or any of its officers or principals, except as set forth on Schedule 5.7(b).

13.	Since its date of organization, the name as set forth in each Loan Party’s organizational documentation filed of record with the applicable state authority has been changed as follows:

Loan Party	Previous Name(s)
IES Commercial, Inc.	IES Contractors, Inc.

IES Operations Group, Inc.	IES Electrical Group, Inc. Integrated Communication Services, Inc.

IES Purchasing & Materials, Inc.	IES Industrial, Inc.

IES Residential, Inc.	Houston-Stafford Electric, Inc. Houston-Stafford Electric Holdings III, Inc.

IES Tangible Properties, Inc.	IES Commercial, Inc.

Key Electrical Supply, Inc.	Haynes Electrical Supply, Inc.

14.	Since January 1, 2007, the Loan Parties have made or entered into the following mergers or acquisitions:

See Item No. 14 (attached)

15.	Each Loan Party’s assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth below:

See Item No. 15 (attached)

Exhibit E

16.	Each Loan Party has been and remains in compliance with all environmental laws applicable to its business or operations except as set forth on Schedule 5.12.

17.	The Loan Parties do not have any Deposit Accounts, investment accounts, Securities Accounts or similar accounts with any bank, securities intermediary or other financial institution, except as set forth on Schedule 5.15 for the purposes and of the types indicated therein.

18.	No Loan Party is a party to or bound by an collective bargaining or similar agreement with any union, labor organization or other bargaining agent.

19.	Set forth on Schedule 5.17 is a reasonably detailed description of each Material Contract of each Loan Party and its Subsidiaries as of the date of the Agreement.

20.	Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Loan Party and its Subsidiaries outstanding immediately prior to the Closing Date.

21.	No Loan Party has made any loans or advances or guaranteed or otherwise become liable for the obligations of any others.

22.	No Loan Party has any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof.

23.	Schedule 5.26(a) sets forth all Real Property owned by each Loan Party.

24.	No Loan Party owns or licenses any Trademarks, Patents, Copyrights or other Intellectual Property, and is not a party to any Intellectual Property License except as set forth on Schedule 5.26(b) (indicate type of Intellectual Property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

25.	The Inventory, Equipment and other goods of each Loan Party are located only at the locations set forth on Schedule 5.29.

26.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes).

27.	Schedule 5.31 sets forth all agreements (including any intercreditor agreements) with any issuer of a Surety Bond.

28.	Schedule 5.32 sets forth all cash collateral or letters of credit to issuers of Surety Bonds.

29.	Schedule 5.33 sets forth all Bonded Contracts entered into by any Loan Party.

30.	There are no consignment, bill and hold, sale or return, sale on approval or conditional sale arrangements with respect to any Inventory of any Borrower or any other Loan or other goods except as set forth in Schedule 7.15.

31.	No Borrower or other Loan Party has any Inventory stored with or in the possession of a bailee, warehouseman, processor or other third party except as set forth in Schedule 7.16.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit E

Lender shall be entitled to rely upon the foregoing in all respects and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of each Loan Party.

Very truly yours,

BORROWERS:

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Senior Vice President

IES COMMERCIAL & INDUSTRIAL, LLC

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES COMMERCIAL, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES PURCHASING & MATERIALS, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES RESIDENTIAL, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

INTEGRATED ELECTRICAL FINANCE, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES MANAGEMENT, LP

By: INTEGRATED ELECTRICAL FINANCE, INC., its General Partner

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES MANAGEMENT ROO, LP

By: ICS HOLDINGS, LLC, its General Partner

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

Exhibit E

GUARANTORS:

IES CONSOLIDATION, LLC

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES SHARED SERVICES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES PROPERTIES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

KEY ELECTRICAL SUPPLY, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES TANGIBLE PROPERTIES, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

IES OPERATIONS GROUP, INC.

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

ICS HOLDINGS LLC

By:	/s/ ROBERT W. LEWEY
Name:	Robert W. Lewey
Title:	Vice President

Exhibit E

Schedule 5.1(b)

TO INFORMATION CERTIFICATE

Capitalization of Loan Parties

and Subsidiaries

Loan Party	Authorized Shares	Issued and Outstanding Shares	Holder	Type of Rights / Stock (common / preferred / option / class)	Number of Shares Outstanding (after exercise of all rights to acquire shares)		Percent Interest (on a fully diluted basis)
ICS Holdings LLC (“ICS”)	N/A	N/A	IES Ops	Membership Interests	N/A		100%
IES Commercial & Industrial, LLC	N/A	N/A	IES Comm	Membership Interests	N/A		100%
IES Commercial, Inc. (“IES Comm”)	1,000	1,000	IES	Common Stock	1,000		100%
IES Consolidation, LLC	N/A	N/A	IES	Membership Interests	N/A		100%
IES Operations Group, Inc. (“IES Ops”)	1,000	1,000	IES	Common Stock	1,000		100%
IES Management, LP (General Partner)	N/A	N/A	IEF	General Partner	N/A		1%
IES Management, LP (Limited Partner)	N/A	N/A	IES	Limited Partner	N/A		99%
IES Management ROO, LP (General Partner)	N/A	N/A	IES Ops	General Partner	N/A		1%
IES Management ROO, LP (Limited Partner)	N/A	N/A	ICS	Limited Partner	N/A		99%
IES Properties, Inc.	1,000	1,000	IES	Common Stock	1,000		100%
IES Purchasing & Materials, Inc.	1,000	1,000	IES	Common Stock	1,000		100%
IES Residential, Inc.	1,000	1,000	IES	Common Stock	1,000		100%
IES Shared Services, Inc.	1,000	1,000	IES	Common Stock	1,000		100%
IES Tangible Properties, Inc.	1,000	1,000	IES	Common Stock	1,000		100%
Integrated Electrical Finance, Inc.	1,000	1,000	IES	Common Stock	1,000		100%
Integrated Electrical Services, Inc. (“IES”)	100,000,000	14,994,653	‡	Common Stock	15,110,290	**	100%
Integrated Electrical Services, Inc.	10,000,000	0	N/A	Preferred Stock	0		N/A
Key Electrical Supply, Inc.	1,000	600	IES	Common Stock	600		100%
Thomas Popp & Company	750	100	IES	Common Stock	100		100%

‡

8,562,409 shares held by Jeffrey L. Gendell/Tontine Capital Management, L.L.C. according to Schedule 13D filed with the SEC on July 21, 2011 as follows: Jeffrey L. Gendell, the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TMF”). Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company (“TM”), the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is the managing member of Tontine Asset Associates, L.L.C., a Delaware limited liability company (“TAA”), the general partner of Tontine Capital Overseas Master Fund II, L.P., a Cayman Islands limited partnership (“TCP2”). Mr. Gendell is the managing member of Tontine Overseas Associates, L.L.C.; a Delaware limited liability company (“TOA”). TCM and TCP share voting and dispositive power of 3,099,291 shares of Common Stock. TMF and TCO share voting and dispositive power of 863,097 shares of Common Stock. TM and TP share voting and dispositive power of 2,637,092 shares of Common Stock. TAA and TCP2 share voting and dispositive power of 1,477,646 shares of Common Stock. TOA has sole voting and dispositive power of 477,367 shares of Common Stock. Mr. Gendell has sole voting and dispositive power of 7,916 shares of Common Stock and shared voting and dispositive power of 8,554,493 shares of Common Stock.

1,488,495 shares held by Royce & Associates, LLC according to Schedule 13G filed with the SEC on January 13, 2012.
4,943,749 shares held by IES management, members of IES board of directors and outside investors.
**	Includes 95,637 phantom stock units and 20,000 stock options.

Schedule 5.1(b)

(cont.)

Organization Chart

Schedule 5.1(c)

TO INFORMATION CERTIFICATE

Subsidiaries; Affiliates; Investments

Part 1—Subsidiaries (More than 50% owned by a Loan Party)

Name	Jurisdiction of Organization	Percentage Owned
ICS Holdings LLC	Arizona	100%
IES Commercial & Industrial, LLC	Delaware	100%
IES Commercial, Inc.	Delaware	100%
IES Consolidation, LLC	Delaware	100%
IES Operations Group, Inc.	Delaware	100%
IES Management, LP	Texas	100%
IES Management ROO, LP	Texas	100%
IES Properties, Inc.	Delaware	100%
IES Purchasing & Materials, Inc.	Delaware	100%
IES Residential, Inc.	Delaware	100%
IES Shared Services, Inc.	Delaware	100%
IES Tangible Properties, Inc.	Delaware	100%
Integrated Electrical Finance, Inc.	Delaware	100%
Key Electrical Supply, Inc.	Texas	100%
Thomas Popp & Company	Ohio	100%

Part 2—Affiliates (Less than 50% Owned by a Loan Party)

Name	Jurisdiction of Organization	Percentage Owned
None

Part 3—Affiliates (Subject to common ownership with ) a Loan Party

Name	Jurisdiction of Organization	Parent	Percentage Owned
None

Part 4—Shareholders (If widely held, only holders with more than 10%)

Name	Jurisdiction of Organization	Percentage Owned
None

Schedule 5.1(c)

(cont.)

TO INFORMATION CERTIFICATE

Part 5 – Pledged Interests

Name of Pledgor	Name of Pledged Company	Class of Interests	Percentage of Class Owned	Certificate Nos.	Shares
IES Operations Group, Inc.	ICS Holdings LLC	Membership Interests	100%	N/A	N/A
IES Commercial, Inc.	IES Commercial & Industrial, LLC	Membership Interests	100%	N/A	N/A
Integrated Electrical Services, Inc.	IES Commercial, Inc.	Common Stock	100%	1	1,000
Integrated Electrical Services, Inc.	IES Consolidation, LLC	Membership Interests	100%	N/A	N/A
Integrated Electrical Services, Inc.	IES Operations Group, Inc.	Common Stock	100%	002	1,000
Integrated Electrical Finance, Inc.	IES Management, LP (General Partner)	General Partner	1%	N/A	N/A
Integrated Electrical Services, Inc.	IES Management, LP (Limited Partner)	Limited Partner	99%	N/A	N/A
IES Operations Group, Inc.	IES Management ROO, LP (General Partner)	General Partner	1%	N/A	N/A
ICS Holdings LLC	IES Management ROO, LP (Limited Partner)	Limited Partner	99%	N/A	N/A
Integrated Electrical Services, Inc.	IES Properties, Inc.	Common Stock	100%	002	1,000
Integrated Electrical Services, Inc.	IES Purchasing & Materials, Inc.	Common Stock	100%	003	1,000
Integrated Electrical Services, Inc.	IES Residential, Inc.	Common Stock	100%	003	1,000
Integrated Electrical Services, Inc.	IES Shared Services, Inc.	Common Stock	100%	1	1,000
Integrated Electrical Services, Inc.	IES Tangible Properties, Inc.	Common Stock	100%	003	1,000
Integrated Electrical Services, Inc.	Integrated Electrical Finance, Inc.	Common Stock	100%	002	N/A
Integrated Electrical Services, Inc.	Key Electrical Supply, Inc.	Common Stock	100%	012	600
Integrated Electrical Services, Inc.	Thomas Popp & Company	Common Stock	100%	003	100

Schedule 5.3

TO INFORMATION CERTIFICATE

Consents – Intellectual Property Licenses

See Part 7 of Schedule 5.26(b)

Schedule 5.5(a)

TO INFORMATION CERTIFICATE

Exact Legal Name

Name	Jurisdiction of Organization	Type
ICS Holdings LLC	Arizona	Limited Liability Company
IES Commercial & Industrial, LLC	Delaware	Limited Liability Company
IES Commercial, Inc.	Delaware	Corporation
IES Consolidation, LLC	Delaware	Limited Liability Company
IES Operations Group, Inc.	Delaware	Corporation
IES Management, LP	Texas	Limited Partnership
IES Management ROO, LP	Texas	Limited Partnership
IES Properties, Inc.	Delaware	Corporation
IES Purchasing & Materials, Inc.	Delaware	Corporation
IES Residential, Inc.	Delaware	Corporation
IES Shared Services, Inc.	Delaware	Corporation
IES Tangible Properties, Inc.	Delaware	Corporation
Integrated Electrical Finance, Inc.	Delaware	Corporation
Integrated Electrical Services, Inc.	Delaware	Corporation
Key Electrical Supply, Inc.	Texas	Corporation

Schedule 5.6(a)

TO INFORMATION CERTIFICATE

Jurisdiction of Organization

Name	Jurisdiction of Organization
ICS Holdings LLC	Arizona
IES Commercial & Industrial, LLC	Delaware
IES Commercial, Inc.	Delaware
IES Consolidation, LLC	Delaware
IES Operations Group, Inc.	Delaware
IES Management, LP	Texas
IES Management ROO, LP	Texas
IES Properties, Inc.	Delaware
IES Purchasing & Materials, Inc.	Delaware
IES Residential, Inc.	Delaware
IES Shared Services, Inc.	Delaware
IES Tangible Properties, Inc.	Delaware
Integrated Electrical Finance, Inc.	Delaware
Integrated Electrical Services, Inc.	Delaware
Key Electrical Supply, Inc.	Texas

Schedule 5.6(b)

TO INFORMATION CERTIFICATE

Locations

Part 1—Chief Executive Office

5433 Westheimer Road, Suite 500

Houston, TX 77056

Part 2—Location of Books and Records

5433 Westheimer Road, Suite 500

Houston, TX 77056

Schedule 5.6(c)

TO INFORMATION CERTIFICATE

Federal Employer Identification Number

Organizational Identification Number

Name	Organizational Identification Number	Federal Employer Identification Number
ICS Holdings LLC	L-0849134-7	04-3781605
IES Commercial & Industrial, LLC	4971982	45-2010815
IES Commercial, Inc.	3654717	16-1664197
IES Consolidation, LLC	4402514	26-0733980
IES Operations Group, Inc.	2918462	52-2110684
IES Management, LP	10808410	76-0569183
IES Management ROO, LP	11155910	52-2114914
IES Properties, Inc.	3465912	76-0699590
IES Purchasing & Materials, Inc.	4402529	26-0655043
IES Residential, Inc.	3655800	74-1774028
IES Shared Services, Inc.	4402518	26-0655112
IES Tangible Properties, Inc.	4402520	26-0656949
Integrated Electrical Finance, Inc.	2849504	76-0559059
Integrated Electrical Services, Inc.	2764678	76-0542208
Key Electrical Supply, Inc.	112268200	76-0285442

Schedule 5.6(d)

TO INFORMATION CERTIFICATE

Commercial Tort Claims

None

Schedule 5.7(b)

TO INFORMATION CERTIFICATE

Judgments/ Pending Litigation

Consolidation Coal Company vs. 3M Company, et al.; Civil Action No. 5:08-CV-00463-FL; In the United States District Court for the Eastern District of North Carolina, Western Division

One of our subsidiaries has been identified as one of more than 200 potentially responsible parties (PRPs) with respect to the clean-up of an electric transformer resale and reconditioning facility, known as the Ward Transformer Site, located in Raleigh, North Carolina. The facility built, repaired, reconditioned and sold electric transformers from approximately 1964 to 2005. We did not own or operate the facility but a corporation that we acquired in July 1999 is believed to have sent transformers to the facility during the 1990’s. During the course of its operation, the facility was contaminated by Polychlorinated Biphenyls (PCBs), which also have been found to have migrated off the site.

Four PRPs have commenced clean-up of on-site contaminated soils under an Emergency Removal Action pursuant to a settlement agreement and Administrative Order on Consent entered into between the four PRPs and the U.S. Environmental Protection Agency (EPA) in September 2005. We are not a party to that settlement agreement or Order on Consent. In April 2009, two of these PRPs, Carolina Power and Light Company and Consolidation Coal Company, filed suit against us and most of the other PRPs in the U.S. District Court for the Eastern District of North Carolina (Western Division) to contribute to the cost of the clean-up. In addition to the on-site clean-up, the EPA has selected approximately 50 PRPs to which it sent a Special Notice Letter in late 2008 to organize the clean-up of soils off site and address contamination of groundwater and other miscellaneous off-site issues. We were not a recipient of that letter.

Based on our investigation to date, there is evidence to support our defense that our subsidiary contributed no PCB contamination to the site. In addition, we have tendered a demand for indemnification to the former owner of the acquired corporation that may have transacted business with the facility. As of June 30, 2012, we have not recorded a reserve for this matter, as we believe the likelihood of our responsibility for damages is not probable and a potential range of exposure is not estimable.

TekWorks, Inc. vs. IES Commercial, Inc., et al; Case No. 37-2011-00095834-CU-BT-CTL; In the Superior Court of California, County of San Diego, Central Division

On August 5, 2011, TekWorks, Inc. filed suit in the Superior Court of California, County of San Diego against the Company and eight of its employees. The employees, all former TekWorks employees, were hired by the Company in 2011 to work in the Company’s San Diego communications operations. TekWorks’ claims against the Company and each of the individual defendants include misappropriation of trade secrets, intentional interference with contractual relations and unfair competition under the California Business & Professions Code. In addition to the claims against all defendants, TekWorks claims against the eight individual employees also include breach of contract and the duty of loyalty, as well as claims against a single employee for breach of fiduciary duty and conversion.

Since September 2011, the parties have exchanged written discovery and undertaken depositions. Following mediation in June and early August 2012, the parties reached an agreement in principal as to settlement of this matter on August 7, 2012, the terms of which include a $1,250,000 payment by the Company to TekWorks, the Company’s receipt of certain business assets from TekWorks, mutual releases and non-competition agreements with respect to certain customers of each party. Each party has also agreed to bear its own costs and fees incurred in connection with this matter.

Item No. 14

TO INFORMATION CERTIFICATE

IES Merger Summaries

June 2007

1.	Federal Contractors entities merged into IES Federal Contract Group, Inc.

2.	Houston-Stafford Electrical entities merged into Houston-Stafford Electric, Inc.

3.	Bexar entities merged into Neal Electric, LLC

August 2007

1.	Formation of IES Consolidation, LLC

2.	IES East McKeesport, Inc. merged into EMC Acquisition Corporation, and then merged into IES Consolidation, LLC

3.	IES Albuquerque, Inc. converted into an LLC, and then merged into IES Consolidation, LLC

4.	Merged into IES Consolidation, LLC:

(a)	IES College Station entities

(b)	IES Austin entities

(c)	IES Charlotte, Inc.

(d)	IES Decatur, Inc.

(e)	IES Meridian, Inc.

(f)	IES New Iberia, Inc.

(g)	IES Oklahoma City, Inc.

(h)	IES Raleigh, Inc.

(i)	IES Wilson, Inc.

(j)	NBH Holding Co., Inc.

(k)	Linemen, Inc.

(l)	Cypress Electrical Contractors, Inc.

(m)	Rockwell Electric, Inc.

(n)	Bachofuer Electric, Inc.

(o)	Wright Electrical Contracting, Inc.

(p)	RKT Electric, Inc.

(q)	IES Specialty Lighting, Inc.

(r)	Spectrol, Inc.

(s)	Holland Electrical Systems, Inc.

(t)	Intelligent Building Solutions, Inc.

(u)	Collier Electric Company, Inc.

(v)	SEI Electrical Contractor, Inc.

(w)	Daniel Electrical of Treasure Coast, Inc.

(x)	IES Charleston, I11c.

(y)	IES Rapid City, Inc.

(z)	IES Valdosta, Inc.

(aa)	M-S Systems, Inc.

(bb)	Pan American Electric Company, Inc.

September 2007

1.	Formation of IES Commercial, Inc., IES Industrial, Inc., and IES Shared Services, Inc.

2.	IES Consolidation, LLC sells assets to IES Residential, Inc., IES Industrial, Inc. and IES Commercial, Inc.

3.	Bexar distributes Neal Electric LLC to IES

4.	IES Houston Resources distributes Tesla assets to IES and then IES contributes to IES Industrial and IES Tangible Properties

5.	Merged into IES Residential, Inc.:

(a)	Cross State Electric, Inc.

(b)	Paulin Electric Company

(c)	Mitchell Electric Company, Inc.

(d)	Neal Electric LLC

6.	Merged into IES Industrial, Inc.:

(a)	Kayton Electric, Inc.

(b)	Murray Electrical Contractors, Inc.

(c)	General Partner, Inc.

(d)	Charles P. Bagby Co.

(e)	Haymaker Electric, Ltd.

7.	Merged into IES Commercial, Inc.:

(a)	Amber Electric, Inc.

(b)	Aladdin Ward Electric & Air, Inc.

(c)	ARC Electric, Incorporated

(d)	Commercial Electrical Contractors, Inc.

(e)	Federal Communications Group, Inc.

(f)	Menninga Electric, Inc.

(g)	New Technology Electrical Contractors, Inc.

(h)	Newcomb Electric Company, Inc.

(i)	PrimeNet, Inc.

(j)	Primo Electric Company

(k)	Ron’s Electric, Inc.

(l)	Valentine Electrical, Inc.

(m)	IES Federal Contract Group, Inc.

(n)	IES ENC Management, Inc.

(o)	IES ENC, Inc.

(p)	IES Communications, Inc.

(q)	Riviera Electric, LLC

(r)	Bexar Electric Company, Inc.

(s)	Electro-Tech, Inc.

(t)	Hatfield Reynolds Electric Company

(u)	Rodgers Electric Company, Inc.

(v)	Daniel Integrated Technologies, Inc. merged into Daniel Electrical Contractors, Inc. and then merged into IES Commercial, Inc.

8.	IES Holdings II LLC merged into IES Holdings LLC, and thereafter merged into IES Ventures, Inc., which was thereafter dissolved. Pursuant to the Plan of Dissolution and Distribution dated 9/27/07, the 99% limited partner interest in IES Management, LP held by IES Ventures, Inc. was transferred to Integrated Electrical Services, Inc.

9.	IES Residential Group, Inc. merged into Integrated Electrical Finance, Inc.

10.	Neal Electric Management LLC merged into IES Operations Group, Inc.

11.	IES Properties entities merged into IES Property, Inc.

September 2008

1.	Merged into IES Consolidation, LLC:

(a)	Mills entities

(b)	Bryant Electric Company, Inc. converts to an LLC and then merges

(c)	Pan American Electric, Inc.

(d)	Raines entities

(e)	Mark Henderson, Incorporated

(f)	Mid-States Electric Company, Inc.

2.	Merger of IES Houston Resources, Inc. into IES Commercial, Inc.

December 2009

1.	Merger of IES Industrial, Inc. into IES Commercial, Inc.

Item No. 15

TO INFORMATION CERTIFICATE

Liens, Mortgages, Pledges, Security Interests, Encumbrances or Charges

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
GreatAmerica Leasing Corporation 625 First Street SE Cedar Rapids, IA 52406-0609	Printers	N/A

Federal Insurance Company 15 Mountain View Road Warren, NJ 07059-6711	Bonded Contracts, Equipment and Inventory	20083428909 – Delaware

OCE North America, Inc. 5450 North Cumberland Ave. Chicago, IL 60656	Equipment Lease	20112829284 – Delaware

IKON Financial SVCS 1738 Bass Rd. Macon, GA 31210-1043	Equipment Lease	07-0024038822 – Texas

IKON Financial SVCS 1738 Bass Rd. Macon, GA 210-1043	Equipment Lease	07-0027550147 – Texas

IKON Financial SVCS 1738 Bass Rd. Macon, GA 31210-1043	Equipment Lease	07-0028603521 – Texas

GreatAmerica Leasing Corporation P. O. Box 609 Cedar Rapids, IA 52406-0609	Equipment Lease	09-0003419985 – Texas

GreatAmerica Leasing Corporation P. O. Box 609 Cedar Rapids, IA 52406-0609	Equipment Lease	20090450483 – Delaware

General Electric Capital Corporation 635 Maryville Centre Dr., #120 Saint Louis, MO 63141	Equipment Lease	22590754 – Delaware

General Electric Capital Corporation 635 Maryville Centre Dr., #120 Saint Louis, MO 63141	Equipment Lease	22755019 – Delaware

General Electric Capital Corporation 1415 W. 22 Street, #400 Oak Brook, IL 60523	Equipment Lease	32197427 – Delaware

General Electric Capital Corporation 1415 W. 22 Street, #600 Oak Brook, IL 60523	Equipment Lease	41054701 – Delaware

General Electric Capital Corporation 1415 W. 22 Street, #600 Oak Brook, IL 60523	Equipment Lease	41143785 – Delaware

Merchants Automotive Group, Inc. 1278 Hooksett Road Hooksett, NH 03106	Trailer Mounted Boom – s/n TZ5008-000257	20102874711 - Delaware

General Electric Capital Corporation 635 Maryville Centre Dr., #120 Saint Louis, MO 63141	Equipment Lease	21755150 – Delaware

Item No. 15

(cont.)

TO INFORMATION CERTIFICATE

Liens, Mortgages, Pledges, Security Interests, Encumbrances or Charges

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
General Electric Capital Corp 635 Maryville Centre Dr., #120 Saint Louis, MO 63141	Equipment Lease	21755317 – Delaware

General Electric Capital Corporation 635 Maryville Centre Dr., #120 Saint Louis, MO 63141	Equipment Lease	22590754 – Delaware

General Electric Capital Corporation 635 Maryville Centre Dr., #120 Saint Louis, MO 63141	Equipment Lease	22755019 – Delaware

GELCO Corporation dba GE Capital Fleet Services Capital Drive Eden Prairie MN 55344	Equipment Lease (in lieu filing)	30300320 – Delaware

Federal Insurance Company 15 Mountain View Road Warren, NJ 07059-6711	Bonded Contracts, Accounts, Equipment and Inventory	50215955 – Delaware

Federal Insurance Company 15 Mountain View Road Warren, NJ 07059-6711	Bonded Contracts, Accounts, Equipment and Inventory	61744887 – Delaware

GELCO Corporation dba GE Capital Fleet Services 3 Capital Drive Eden Prairie MN 55344	Equipment Lease	20073737948 – Delaware

GELCO Corporation dba GE Capital Fleet Services 3 Capital Drive Eden Prairie MN 55344	Equipment Lease	20073916292 – Delaware

Merchants Automotive Group, Inc. 1278 Hooksett Road Hooksett, NH 03106	2008 Ditch Witch RT40 Trencher	20103110875 – Delaware

Noreast Capital Corporation 428 Fourth Street, Suite 1 Annapolis, MD 21403	26 RUF 2700	20110835861 – Delaware

Toyota Motor Credit Corporation P. O. Box 3457 Torrance, CA 90510	Leased vehicle	08-0006805330 – Texas

Toyota Motor Credit Corporation P. O. Box 3457 Torrance, CA 90510	Leased vehicle	09-0002341817 – Texas

Federal Insurance Company 15 Mountain View Road Warren, NJ 07059-6711	Bonded Contracts, Accounts, Equipment and Inventory	OH00085646322 – Ohio

Federal Insurance Company 15 Mountain View Road Warren, NJ 07059-6711	Bonded Contracts, Accounts, Equipment and Inventory	OH00102196096 – Ohio

GELCO Corporation dba GE Capital Fleet Services 3 Capital Drive Eden Prairie MN 55344	Equipment Lease	20073737847 – Delaware
GELCO Corporation dba GE Capital Fleet Services 3 Capital Drive Eden Prairie MN 55344	2001 Mitsubishi FM617 Cab and Chassis with equipment (in lieu filing)	30301534 – Delaware

Schedule 5.12

TO INFORMATION CERTIFICATE

Environmental Compliance

None

Schedule 5.15

TO INFORMATION CERTIFICATE

Deposit Accounts; Investment Accounts

Part 1 and 2 – Deposit, Investment and Other Accounts

Bank	Entity	Account	Type	Purpose
Bank of America	IES Comm & Ind LLC	4427584642	Collection	Depository
Bank of America	IES Commercial	4426473424	Collection	Depository
Bank of America	IES Commercial	4426473398	Disbursement	Accounts Payable
Bank of America	IES Commercial	4426473408	Disbursement	Payroll
Bank of America	IES Commercial	4426473411	Disbursement	Petty Cash
Bank of America	IES Communications	4427592090	Collection	Depository
Bank of America	IES Communications	4427591389	Disbursement	Accounts Payable
Bank of America	IES Communications	4427592100	Disbursement	Petty Cash
Bank of America	IES Corporate	3299128100	Disbursement	Accounts Payable
Bank of America	IES Finance	3756662809	Collection	Master - Depository
Bank of America	IES Finance	3299127839	Disbursement	Accounts Payable
Bank of America	IES Finance	4426349972	Disbursement	Insurance Claims
Bank of America	IES Finance	3756665754	Disbursement	Master - Operating
Bank of America	IES Finance	4426608406	Investment	LC Collateral
Bank of America	IES Industrial	3756684780	Collection	Depository
Bank of America	IES Industrial	4426825726	Disbursement	Payroll
Wells Fargo	IES Industrial	2079900098196	Disbursement	Accounts Payable
Wells Fargo	IES Industrial	2000014045185	Disbursement	Master - Operating
Wells Fargo	IES Industrial	2000030884618	Disbursement	Petty Cash
Wells Fargo	IES Industrial	2000030884618	Disbursement	Petty Cash
Bruning State Bank	IES Management	264267	Disbursement	Accounts Payable
Bank of America	IES Management	4426201256	Disbursement	Payroll
Bank of America	IES Residential	3756684832	Collection	Depository
Bank of America	IES Residential	4426201269	Disbursement	Accounts Payable
Bank of America	IES Residential	4427216321	Disbursement	Payroll
Bank of America	IES Residential	4427086836	Disbursement	Petty Cash
Bank of America	Key	3756684858	Collection	Depository

Part 3 – Surety Collateral

Surety	Cash Collateral
Federal Insurance Company	$1.0 Million

Schedule 5.17

TO INFORMATION CERTIFICATE

Material Contracts

•

IES Commercial, Inc. (“IES”), a wholly-owned subsidiary of Integrated Electrical Services, Inc., is a party to a subcontract (the “Subcontract”), dated June 17, 2009, with Manhattan Torcon A Joint Venture (“MTJV”). Pursuant to the Subcontract, IES is performing subcontracting services for MTJV at the U.S. Army Medical Research Institute for Infectious Diseases (“USAMRIID”) replacement facility project at the National Interagency Biodefense Campus at Fort Detrick, Frederick, Maryland (the “Project”). The Subcontract price was $61.146 million, which has increased through change orders to $63.041 million. The anticipated date of Project completion is June 2014.

•	Tontine Note, as defined in the Credit Agreement.

Schedule 5.19

TO INFORMATION CERTIFICATE

Existing Indebtedness*

Part 1—Direct Debt

Name/Address of Payee	Principal Balance as of 07/31/12	Nature of Debt	Term
Aon Risk Services Southwest, Inc. 5555 San Felipe, Suite 1500 Houston, TX 77056	$391,999.21	Property, Auto and Workers’ Compensation Insurance Premium Financing	09/30/12
Tontine Associates LLC One Sound Shore Dr, Suite 304 Greenwich, CT 06830	$10,000,000	Term Loan	05/15/13

Part 2—Guarantees

Name/Address of Payee	Principal Balance as of [Date]	Nature of Debt	Term
None

Part 3 – Letters of Credit issued by Bank of America, N.A.

Beneficiary	Letter of Credit No.	Purpose	Expiration Date	Amount
American Casualty Co. of Reading	68059565	Workmans Compensation	04/30/13	1,252,000.00
Old Republic General Insurance	68053950	Workmans Compensation	10/27/12	850,000.00
Old Republic General Insurance	68062130	Workmans Compensation	10/01/12	700,000.00
Old Republic General Insurance	68058278	Workmans Compensation	04/15/13	850,000.00
Old Republic General Insurance	68073936	Workmans Compensation	04/09/13	700,000.00
Liberty Mutual Insurance Company	7420625	2001-2002 General Liability	11/17/12	615,728.00
NIC Insurance Company	3086047	General Liability	12/29/12	1,250,000.00
Shaw Constructors, Inc.	3100985	Industrial Group Project	10/05/12	180,445.00
Shaw Constructors, Inc.	3113023	Cliffside Unit 6 Project-Job 102004002	05/31/13	199,640.00
Comdata Corporation	68057150	Fleet and Credit Card	03/01/13	250,000.00
			TOTAL LCs	6,847,813.00

*	Excludes debt or existing lender to be repaid with proceeds of initial disbursements of loans under Wells Fargo facility.

Schedule 5.26(a)

TO INFORMATION CERTIFICATE

Owned Real Estate

Address	City	State
220 8th Avenue	Glen Burnie	MD

10203 Mula Circle	Stafford	TX

10420 Scarpinato	Stafford	TX

13107 Mula Circle	Stafford	TX

2500 Chandler Drive	Rowlett	TX

Schedule 5.26(b)

TO INFORMATION CERTIFICATE

Intellectual Property

Part 1 – Trademarks Owned

Trademark	Registration Number	Registration Date	Expiration Date	Application/ Serial Number	Application Date
IES (Stylized)	1097588	04/24/09	11/11/18	0973562	11/11/08
IES (Stylized)	1113975	08/07/09	11/11/18	0973573	11/11/08
IES (Stylized)	3848280	09/14/10	09/14/20	77/471494	05/12/08
IES	1760417	03/23/93	03/23/13	74/215145	10/22/91

Part 2 – Trademarks Licensed

Trademark	Registration Number	Registration Date	Expiration Date	Licensor
None

Trademark Application	Application/Serial Number	Application Date
None

Part 3 – Patents Owned

Patent Description	Registration Number	Registration Date	Expiration Date
None

Patent Application	Application/Serial Number	Application Date
None

Schedule 5.26(b)

(cont.)

Part 4 – Patents Licensed

Patent Description	Registration Number	Registration Date	Expiration Date	Licensor
None

Patent Application	Application /Serial Number	Application Date
None

Part 5 – Copyrights Owned

Copyright	Registration Number	Registration Date
None

Part 6 – Copyrights Licensed

Copyright	Registration Number	Registration Date	Licensor
Annual License (Music)	None	08/01/12 –07/31/13	Copyright Clearance Center

Annual License (Music)	None	01/01/12 –12/31/12	American Security of Composers

Annual License (Music)	None	01/01/12 –03/31/13	Broadcast Music, Inc.

Part 7 – Other License Agreements

Enterprise License	Date of Document	Licensor	Term	Licensed Intellectual Property
Microsoft Enterprise Agreement	11/11/11	Microsoft Licensing, GP	Perpetual
Spectrum	10/01/00	Dexter Chaney, Inc.	Perpetual
BPC	06/01/07	SAP, Inc.	Perpetual

Schedule 5.29

TO INFORMATION CERTIFICATE

Locations of Inventory and Equipment

Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/ Third Party	Name of Lessor or Third Party, as Applicable
2221 W. Pecos Rd, Units 8 & 10, Chandler, AZ	Leased	Pro Well Supply LLC
2223 W. Pecos Rd, Unit 4, Chandler, AZ	Leased	Parpat Properties
4339 East University Dr, Phoenix, AZ	Leased	Thomas G. & Virginia L. Datena Trust
2810 S. Roosevelt St., Tempe, AZ	Leased	Santa Ana #164, Ltd, The Louer Family Trust and O’Donnell Holdings, LLC
1633 Maria St., Burbank, CA	Leased	The Stephen Louis Tucker Family Trust and The Judith G. Tucker Family Trust
240 N. Ott St., Corona, CA	Leased	Barbara Joyce Gill, as Trustee of the Gill Family Trust
4213 Technology Dr, Modesto, CA	Leased	Energy Efficiency Solar, Inc. dba ACRO Energy
840 & 842 66th Avenue, Oakland, CA	Leased	Coliseum Business Center
1672 Ord Way, Oceanside, CA	Leased	Spectrum Rosen, LLC
308 & 302 W. Monterey Ave, Pomona, CA	Leased	Energy Efficiency Solar, Inc. dba ACRO Energy
6885 Flanders Dr, Suite A, San Diego, CA	Leased	IPERS Centerpark Plaza I & II, Inc. c/o RREEF
1900 Wyatt Dr, Suites 14-15, Santa Clara, CA	Leased	Koll/Intereal Bay Area c/o Pacific Realty Associates, LP
1550 W. Evans Ave, Denver, CO	Leased	Cobalt Industrial REIT II
1795 W. Yale Ave, Englewood, CO	Leased	Blue Sky Properties, LLC
5815 West 6th Ave, Unit 2C, Lakewood, CO	Leased	Warren TCV, LLC dba Westwood Industrial Par
One Sound Shore Dr, Suite 304, Greenwich, CT	Leased	Tontine Associates LLC
860 Red Barn Rd, Acworth, GA	Leased	Richard A. Nix
1550 University Park Dr, Suite B, Auburn, GA	Leased	Wages Building Ventures
3105 Moon Station Rd, Kennesaw, GA	Leased	OE Musser Jr. Rev Trust
6140-C Northbelt Pkwy, Norcross, GA	Leased	St. Paul Properties, Inc.
3670 Burnette Park Dr, Suite C, Suwanee, GA	Leased	Peter R. Noone
625 1/2 Bridge (storage unit), Clay Center, KS	Leased	Ronald J. Harris
8803 National Turnpike, Fairdale, KY	Leased	Gene and Nancy Paulin
18247 Petroleum Dr, Baton Rouge, LA	Leased	MBL Enterprises
220 8th Ave., Glen Burnie, MD	Owned	N/A
260 International Dr, Concord, NC	Leased	White Park, LLC
505-C Cornerstone Ct, Hillsborough, NC	Leased	JCBH Properties
1021-A & B Technology Dr, Indian Trail, NC	Leased	Pebble Creek Associates
715 South Clark St, Grand Island, NE	Leased	Kayton Properties, LLC
120 South Lincoln St, Holdredge, NE	Leased	Kayton Properties, LLC
207 South Lincoln St, Holdrege, NE	Leased	TEK Properties, LLC
3000 Old Hadar Rd, Norfolk, NE	Leased	Kayton Properties, LLC
2219 Prospect Dr, North Platte, NE	Leased	Doug Todd

Schedule 5.29

TO INFORMATION CERTIFICATE

Locations of Inventory and Equipment

Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/ Third Party	Name of Lessor or Third Party, as Applicable
8904 Adams NE, Albuquerque, NM	Leased	Rogers W. Martin
3120 East Post Rd, Las Vegas, NV	Leased	Phillips Trust Agmt
2900 East Patrick Ln, Suite 6A, Las Vegas, NV	Leased	Dowsett Point LLC
16135 SW 74th Ave, Tigard, OR	Leased	John and Janice Duncan
920 Frontage Rd, Greenville, SC	Leased	Mosley Real Estate
111 Ramble Ln, Suites 111 & 112, Austin, TX	Leased	Garrett P. Goldwater
1604 Vantage Dr, Carrollton, TX	Leased	Beltline Business Center
6400 Airport Rd, Bldg A, Ste A/B, El Paso, TX	Leased	Francis Properties I, Ltd.
1100 E. Dallas Rd, Suite 310, Grapevine, TX	Leased	Aero DFW FEE, LP
9223 Solon, Houston, TX	Leased	Rodfam, Ltd.
14425 Torrey Chase, Suite 250, Houston, TX	Leased	Khoshbin Torrey Chase
5433 Westheimer Rd, Suite 500, Houston, TX	Leased	5433 Westheimer, LP
5100 Franz Rd, Katy, TX	Leased	Dalton Investments, Inc.
516 West Kennedale Pkwy, Kennedale, TX	Leased	Dennis W. Howe
2803-A Zachary St., La Feria, TX	Leased	La Feria B.P. Properties
5815 East Drive, Laredo, TX	Leased	5322 George Cooper, Ltd.
713 Tower Lane, McKinney, TX	Leased	Troiani Family Investments
1545 Business 35N, New Braunfels, TX	Leased	5320 George Cooper, Ltd.
2215 Investment Dr, Pflugerville, TX	Leased	Eric Ohlson
2500 Chandler Dr, Rowlett, TX	Owned	N/A
5320 George Cooper Rd, San Antonio, TX	Leased	5321 George Cooper, Ltd.
1731 S. San Marcos #835, San Antonio, TX	Leased	Union Stock Yards SA
10203 Mula Circle, Stafford, TX	Owned	N/A
13107 Mula Circle, Stafford, TX	Owned	N/A
10420 Scarpinato, Stafford, TX	Owned	N/A
615 Texas Ave, Webster, TX	Leased	GuyVic, Inc.
1960 S. Milestone Dr, Unit D, Salt Lake City, UT	Leased	Kulmer Properties, LLC
340 Hill Carter Pkwy, Suite E, Ashland, VA	Leased	FP Hanover AB, LLC
2107 Shenandoah Ave, Roanoke, VA	Leased	Richard A. Newcomb
2708 Shenandoah Ave, Roanoke, VA	Leased	Lynoke LLC
1010 Bowen Pkwy, Suite G, Suffolk, VA	Leased	Northgate Commons

Schedule 5.31

TO INFORMATION CERTIFICATE

Surety Agreements

Date	Surety Document
05/12/06	Restated Underwriting, Continuing Indemnity and Security Agreement (“Restated Agreement”) between Integrated Electrical Services, Inc., and certain of its affiliates and subsidiaries (“IES”) and Federal Insurance Company (“Chubb”)

05/12/06	Intercreditor Agreement between Chubb and Bank of America, N.A.

10/30/06	First Amendment to the Restated Agreement between IES and Chubb

12/28/06	Second Amendment to the Restated Agreement between IES and Chubb

05/01/07	Third Amendment to the Restated Agreement between IES and Chubb

05/01/07	First Amendment to Intercreditor Agreement between Chubb and Bank of America, N.A.

10/01/07	Fourth Amendment to the Restated Agreement between IES and Chubb

10/01/07	Second Amendment to Intercreditor Agreement between Chubb and Bank of America, N.A.

09/29/08	Fifth Amendment to the Restated Agreement among IES, Chubb and Safeco Insurance Company of America (“Safeco”)

09/29/08	Joinder Certificate by Safeco

09/29/08	Rider to Add Principal/Indemnitor and Fifth Amendment to Restated Agreement among IES, Chubb and Safeco

09/30/08	Blanket Co-Surety Agreement between Chubb and Safeco

10/20/08	General Indemnity Agreement by IES in favor of Safeco

05/07/10	Intercreditor Agreement between Natural Union Fire Insurance Company of Pittsburgh (“Chartis”) and Bank of America, N.A.

05/07/10	Agreement of Indemnity by IES in favor of Chartis

Schedule 5.32

TO INFORMATION CERTIFICATE

All cash collateral or letters of credit to issuers of Surety Bonds

Surety	Cash Collateral
Federal Insurance Company	$1.0 Million

Schedule 5.33

TO INFORMATION CERTIFICATE

Bonded Contracts

Active Jobs

June 30, 2012

Branch	Job #1	Bond	Surety	Job Name	Contract Amount	Percent Complete
Denver	351421012	Pending	Chartis	BATC – North Parking Lot	131,431	0%
Kayton Holdrege	512024010	994662	Chartis	Imperial Airport Papi	146,696	0%
Chesapeake	223120004	Pending	Chartis	Multipurpose Bldg West Cr	2,600,432	0%
Chesapeake	223120003	Pending	Chartis	Building 8 - West Creek	4,472,901	0%
Kayton Holdrege	555024018	994659	Chartis	Stromsburg URD Distr	159,008	1%
Kayton Holdrege	512024008	994660	Chartis	Fairbury Municipal Airport	374,023	1%
Kayton Holdrege	555024017	994653	Chartis	Falls City FEMA Dist	337,850	1%
Kayton Holdrege	542024013	999661	Chartis	Hastings WPF Improvements	861,938	2%
Kayton Holdrege	512014012	927987	Chartis	KDOT Riley 05	180,154	2%
West_Comm	273823016	994527	Chartis	70353. Pantex Plant PA&CC	172,687	2%
San Antonio	231120010		Chartis	Three Metal Buildings	297,909	3%
Denver	351120024	994542	Chartis	East Gate Realignment	596,621	4%
Residential	7818048	994536	Chartis	U OF H – Cougar Place	5,142,976	5%
Chesapeake	221120011	994538	Chartis	COA Aviation Training Ctr	779,162	7%
West_Comm	273820007	994527	Chartis	70351. Pantex Plant V&D	313,952	9%
Kayton Holdrege	522024005	994529	Chartis	Fremont Traffic Signals	91,910	11%
Denver	351120001	948042	Chartis	Battle Command	5,180,278	12%
San Antonio	231120015	948053	Chartis	Northside Swim Center	1,082,225	13%
Kayton Holdrege	555024004	948035	Chartis	Grand Island 115KV TL	3,732,715	14%
Denver	351120012	994521	Chartis	Hampton Inn & Homewood	3,467,306	18%
Kayton Holdrege	555024002	947931	Chartis	Harrison Co Rec	4,669,793	18%
Residential	7100338	927986	Chartis	Riverview	4,662,526	21%
Denver	351113022	947932	Chartis	Peterson AFB-Raidrs	2,511,334	27%
West_Comm	275810392	948038	Chartis	71884 Granger High School	318,514	31%
Greenville Davis	102024006	994534	Chartis	Air Liquide-Nitrogen Liqu	1,052,689	36%
Kayton Holdrege	512014011	947912	Chartis	KDOT Riley 04	240,880	37%
West_Comm	277823038	994488	Chartis	76386. District Wide Sec.	2,905,424	38%
Residential	7100340	948044	Chartis	Austin Ranch V1	1,873,403	38%
Roanoke	321420017	6720872	Chartis	Pulaski County High School	71,000	42%
Kayton Holdrege	555024003	948034	Chartis	NIPCO 69KV HMP	6,540,782	43%
Roanoke	321420016	994523	Chartis	RU –Porterfield East	305,000	45%
Kayton Holdrege	555024014	994533	Chartis	Hawkeye 69KV Substation	580,643	47%
San Antonio	231120014	994494	Chartis	Washington Tyrannus	716,106	51%
Kayton Holdrege	542014013	947922	Chartis	VA Hospital Polytrauma	150,164	54%
Kayton Holdrege	555024013	994528	Chartis	Rippey 69KV Substation	595,011	55%
Residential	7500656	994495	Chartis	Heritage @ Johns Creek Walk	567,299	58%
Residential	7818045	927971	Chartis	Dogwood Ridge Senior Living	1,669,287	60%
Chesapeake	221110022	994505	Chartis	Operation Smile Hdqrts	1,221,055	65%
West_Comm	272826229	994510	Chartis	75959. Project Roosevelt	2,285,659	70%
Denver	351120016	994522	Chartis	CRMC PET Scan Reno	114,555	71%

Branch	Job #1	Bond	Surety	Job Name	Contract Amount	Percent Complete
Chesapeake	221120010	994506	Chartis	LIFENET ESB - TELECOM	107,264	72%
Residential	7300014	947918	Chartis	DISTRICT AT SOCO	1,024,339	77%
West_Comm	273813068	927970	Chartis	70114. Sandoval MATV	131,531	80%
San Antonio	233110037	947914/947919	Chartis	CCA Webb Co Correctional	350,756	84%
San Antonio	231110050	947915	Chartis	ST Anthonty Cafeterial	426,212	85%
Roanoke	321110029	947929	Chartis	Cave Spring Middle School	3,672,577	86%
Chesapeake	221110009	994506	Chartis	LifeNet Health Scnc Bldg - was T&M in 2011	1,274,115	86%
Kayton Holdrege	512024000	948037	Chartis	Box Butte General Hospital	768,883	86%
East_Comm	321812075	947917	Chartis	MOntgomery Courthouse	536,657	86%
Denver	351421005	994524	Chartis	CRMC - 20 ST. PACE Project	87,508	88%
West_Comm	277825539	948054	Chartis	74322. AV for 9-New Confe	293,530	88%
Residential	7600021	927972	Chartis	Residences @ Loudoun Station	4,647,573	89%
Residential	7201448	947920	Chartis	Cypress Gardens Sr	796,130	90%
San Antonio	231110041	927973	Chartis	Fabens Border Patrol Station	4,201,801	92%
West_Comm	273813070	927970	Chartis	70116. Sandoval CCTV	409,591	92%
Orlando	211110007	927968	Chartis	UF Research and Academic	3,381,272	92%
Kayton Holdrege	555014021	927969	Chartis	Farmers Greenfield IA	2,806,415	92%
Chesapeake	371110006	927967	Chartis	State Police Driver Train	1,186,093	94%
West_Comm	273813069	927970	Chartis	70115.Sandoval Nurse Call	267,012	96%
West_Comm	273810040	927970	Chartis	70119. Sandoval Indirects	268,810	96%
East_Comm	331810014	947923	Chartis	NCI Advanced Technology	546,869	96%
West_Comm	273810039	927970	Chartis	70113. Sandoval V&D	1,075,965	96%
Residential	7600022	947925	Chartis	Roper Pond	793,773	96%
Kayton Holdrege	555014029	947910	Chartis	Clay Center KS Reconductor	927,823	97%
Denver	351104003	927963	Chartis	Nist B1E Interiors	16,320,320	98%
Chesapeake	221194005	927964/6703582	Chartis/Liberty	USAMRIID	61,340,561	66%
Roanoke	321114003	58S200911	Liberty	VAMC Fayetteville - 5TH F	330,493	63%
Kayton Holdrege	512014003	58S200184	Liberty	NDOR District 5 High Mast	351,133	75%
Chesapeake	221110010	58S200929	Liberty	UNC Coastal Studies	1,939,039	79%
San Antonio	231110039	58S200928	Liberty	Henry B Gonzales Convention Ctr	385,503	80%
Kayton Holdrege	512004013	6703856	Liberty	KDOT Riley County K18	471,047	81%
Residential	7600020	58S200221	Liberty	Gaslight Square	2,042,456	90%
Miami	251104002	6703877	Liberty	Peninsula II Condo & Elev	918,629	90%
Kayton Holdrege	512014004	58S200864	Liberty	Christian Homes	1,106,964	92%
Kayton Holdrege	522014002	58S200233	Liberty	Atlantic Iowa WWTP	1,794,529	97%
Houston	381104009	6720899	Liberty	SBISD Meadow Wood ES	1,706,355	98%
Reno	261100019	58s200870	Liberty	UNR Journalizm	2,936,255	98%
Residential	7818044	58S200863	Liberty	Tarleton State Univ Student Housing II	1,936,671	98%
Chesapeake	221104009	6720894	Liberty	Portsmouth Courts	4,814,062	98%
Miami	251104000	82190184 /6681731	Chubb/Liberty	Miami VA OR Renovation	1,544,288	83%
Pella	302194012	82167614	Chubb/Liberty	Franklin General Hospital	1,379,713	95%
Roanoke	321104001	82167681	Chubb/Liberty	VAMC Site Wide HVAC Impro	4,078,043	95%
Reno	261194004	82158050	Chubb/Liberty	IES at VA Medical Cntr	1,869,706	95%
Baltimore	341186011	82158017	Chubb	9706 Fire Alarm	1,137,284	98%

Total Active Bonded Projects					201,558,847

Schedule 7.15

TO INFORMATION CERTIFICATE

Consignment, Bill and Hold, Sale or Return, Sale on Approval or Conditional Sale Arrangements

None

Schedule 7.16

TO INFORMATION CERTIFICATE

Inventory With Bailee, Warehouseman, Processor, etc

None

Schedule A-1

TO CREDIT AND SECURITY AGREEMENT

Collection Account

Entity	Federal Employer Identification Number	Account	Type	Purpose
Integrated Electrical Services, Inc.	76-0542208	4946318698	Collection	Master - Depository

Schedule A-2

TO CREDIT AND SECURITY AGREEMENT

Authorized Person

Robert W. Lewey

Schedule D-1

TO CREDIT AND SECURITY AGREEMENT

Designated Account

Entity	Federal Employer Identification Number	Account	Type	Purpose
Integrated Electrical Finance, Inc.	76-0559059	4946318797	Disbursement	Master - Operating

Schedule P-1

TO CREDIT AND SECURITY AGREEMENT

Permitted Investments

None

Schedule P-2

TO CREDIT AND SECURITY AGREEMENT

Permitted Liens

Liens superior to those of Lender on Deposit Accounts maintained by Bank of America, N.A. to secure reimbursement obligations with respect to the Letters of Credit issued by Bank of America, N.A. as listed on Schedule 5.19.